UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Summit Hotel Properties, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 2, 2025
Dear Fellow Stockholder:

You are cordially invited to attend the 2025 annual meeting of stockholders of Summit Hotel Properties, Inc., to be held on Wednesday, May 21, 2025, at 8:00 a.m. Eastern Time, at the Courtyard by Marriott Oceanside Fort Lauderdale Beach located at 440 Seabreeze Boulevard, Fort Lauderdale, Florida 33316.

The attached proxy statement, accompanied by the notice of annual meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Summit Hotel Properties, Inc. by voting on the matters described in this proxy statement. We hope that you will be able to attend the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it as promptly as possible or authorize a proxy to vote your shares by calling the toll-free telephone number, or via the internet. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as you have previously instructed, or you may withdraw your proxy at the meeting and vote your shares in person. We look forward to seeing you at the meeting.

Sincerely,
Jonathan P. Stanner
Director, President & Chief Executive Officer

SUMMIT HOTEL PROPERTIES, INC.
13215 BEE CAVE PARKWAY, SUITE B-300
AUSTIN, TEXAS 78738
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2025

The 2025 annual meeting of stockholders of Summit Hotel Properties, Inc., will be held on Wednesday, May 21, 2025, at 8:00 a.m. Eastern Time, at the Courtyard by Marriott Oceanside Fort Lauderdale Beach located at 440 Seabreeze Boulevard, Fort Lauderdale, Florida 33316 for the following purposes:

1. To elect eight directors nominated by our Board of Directors, each to serve until the next annual meeting of our stockholders and until their successors are duly elected and qualified;
2. To consider and vote upon the ratification of the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm for 2025;
3. To consider and vote upon an advisory (non-binding) resolution to approve our named executive officers' compensation; and
4. To transact such other business as may be properly brought before the annual meeting and at any adjournments or postponements thereof.

You may vote if you were a holder of record of our common stock at the close of business on March 5, 2025 (the "Record Date").

Whether or not you plan to attend the annual meeting your vote is very important, and the Company encourages you to promptly authorize a proxy to vote your shares.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher Eng Executive Vice President, General Counsel, Chief Risk Officer and Secretary

Austin, Texas
April 2, 2025

PROXY STATEMENT
2025 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
Proxy Solicitation

The Board of Directors (the “Board”) of Summit Hotel Properties, Inc., has made these materials available to you on the internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with its solicitation of proxies for its 2025 annual meeting of stockholders to be held on May 21, 2025, at 8:00 a.m. Eastern Time, at the Courtyard by Marriott Oceanside Fort Lauderdale Beach located at 440 Seabreeze Boulevard, Fort Lauderdale, Florida 33316, and at any adjournments or postponements thereof. These materials were first made available to stockholders on April 2, 2025. Unless the context requires otherwise, references in this proxy statement to “Summit,” “we,” “our,” “us” and the “Company” refer to Summit Hotel Properties, Inc. and its consolidated subsidiaries.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials on the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders. All stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed set of the proxy materials by mail or an electronic set of materials by email. Instructions on how to access the proxy materials on the internet or to request a printed copy may be found in the Notice of Internet Availability. Stockholders also may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock. Although no proxy solicitor has been engaged at this time, we may determine it is necessary to employ an outside firm to assist in the solicitation process. If so, we will pay the proxy solicitor reasonable and customary fees.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement does not imply that the information herein has remained unchanged since the date of this proxy statement.

Summit Contact Information

The mailing address of our principal executive office is 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738, and our main telephone number is (512) 538-2300. We maintain an internet website at www.shpreit.com. Information at or connected to our website is not and should not be considered part of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
On what am I voting?

You are being asked to consider and vote on the following proposals:

•Election of the eight director nominees named in this proxy statement (Proposal 1);
•Ratification of Ernst & Young, LLP (“EY”) as our independent registered public accounting firm for 2025 (Proposal 2); and
•An advisory (non-binding) resolution to approve our named executive officers' compensation (Proposal 3).
Who can vote?

Holders of our common stock as of the close of business on the Record Date, March 5, 2025, are entitled to vote, either in person or by proxy, at the annual meeting. Each share of our common stock is entitled to one vote. Cumulative voting is not permitted in the election of directors.

How do I vote or authorize a proxy to vote my shares?

By Proxy. Before the annual meeting, you may authorize a proxy to vote your shares in one of the following ways:

•By telephone;
•By internet; or
•By completing and signing your proxy card and mailing it in time to be received prior to the annual meeting.
The telephone and internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or internet, please follow the instructions that are included in the Notice of Internet Availability and the proxy card. If you mail us your properly completed and signed proxy card, or vote by telephone or internet, your shares will be voted according to the choices that you specify.

If you sign and mail your proxy card without marking any choices, your proxy will be voted:

FOR the election of all director nominees named in this proxy statement (Proposal 1);

FOR the ratification of EY as our independent registered public accounting firm for 2025 (Proposal 2);

FOR the approval of an advisory (non-binding) resolution to approve our named executive officers' compensation
(Proposal 3).

We do not expect that any other matters will be brought before the annual meeting. If an issue should arise for vote at the annual meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their discretion.

In Person.   If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and you may attend the annual meeting and vote in person. If your shares are held in the name of your broker, bank or other nominee and you wish to attend the annual meeting, you must bring an account statement or letter from the nominee indicating that you were the owner of the shares on March 5, 2025. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a legal proxy from your broker, bank or other nominee that holds your shares giving you the right to vote those shares.

May I change or revoke my vote?

Yes. You may change your vote or revoke your proxy at any time prior to the annual meeting by:

•Notifying our Secretary in writing that you are revoking your proxy;
•Providing another signed proxy that is dated after the proxy you wish to revoke;
•Using the telephone or internet voting procedures; or
•Attending the annual meeting and voting in person. Attendance at the annual meeting will not, by itself, revoke a duly executed proxy.
Will my shares be voted if I do not provide my proxy?

It depends on whether you hold your shares in your own name or in the name of a bank or brokerage firm. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the annual meeting.

Brokerage firms generally have the authority to vote customers’ un-voted shares on certain “routine” matters. If your shares are held in the name of a brokerage firm, the brokerage firm can vote your shares for the ratification of EY as our independent registered public accounting firm for 2025 (Proposal 2) if you do not provide your voting instructions timely, because this matter is considered “routine” under the applicable rules. The other items (Proposals Nos. 1 and 3) are not considered “routine” and therefore may not be voted by your broker without instruction.

What constitutes a quorum?

As of the Record Date, a total of 111,381,527 shares of our common stock were issued and outstanding and entitled to vote at the annual meeting. To conduct the annual meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or authorize a proxy to vote by telephone or on the internet, your shares will be counted for purposes of determining the presence of a quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have discretionary authority to vote on a matter.

What vote is needed to approve the matters submitted?

Election of Directors (Proposal 1).   The affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present is necessary for the election of a director in an uncontested election. For purposes of this vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal. The Board has adopted a policy on voting regarding directors. Under the policy, at any meeting of stockholders at which members of the Board are to be elected by the stockholders in an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” his or her election will submit to the Board a written offer to resign from the Board no later than two weeks after the certification of the voting results. For additional information regarding this policy, please see “The Board of Directors and Its Committees — Policy on Voting Regarding Directors.”

Ratification of Appointment of EY (Proposal 2).   The affirmative vote of a majority of the votes cast at the annual meeting is required to approve this proposal. For purposes of this vote, abstentions will not be counted as votes cast and will have no effect on the result of the vote for this proposal.

Approval on an Advisory (Non-Binding) Resolution to Approve Executive Compensation (Proposal 3).   The affirmative vote of a majority of the votes cast at the annual meeting is required to approve this proposal. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal.

Householding. We are sending only a single Notice of Internet Availability to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family unless we have received instructions to the contrary from any stockholder at that address. This practice is known as “householding” and is permitted by rules adopted by the SEC. This practice reduces the volume of duplicate information received at your household and helps us to reduce costs. We will deliver promptly, upon written request or oral request, a separate copy of the Notice of Internet Availability to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single copy of this document for your household for this year, but you would prefer to receive your own copy, you may direct requests for separate copies in the future to the following address: Summit Hotel Properties, Inc., Attention: Secretary, 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

PROPOSAL 1:

ELECTION OF DIRECTORS
Introduction

As of April 2, 2025, the Board has eight members. The eight people named below, each of whom currently serves on the Board, have been recommended by the Nominating and Corporate Governance Committee and nominated by our Board to serve on the Board until our 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified. The Board has no reason to believe that any of the nominees will be unable, or will decline, to serve if elected. The Board has determined that each director nominee named below except Mr. Stanner is independent under applicable SEC and New York Stock Exchange (the “NYSE”) rules.

Recommendation:

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

The following table sets forth the name, position with the Company and age (as of the annual meeting) of each nominee for election to the Board at the annual meeting:

Board of Directors Nominees

Name, Age	Director Since	Position	Service on Other U.S. Public Company Boards
Bjorn R. L. Hanson, 73	2011	Independent Director	N/A
Jeffrey W. Jones, 63	2014	Chairman of the Board and Chair of Audit Committee	Noodles & Company (NASDAQ: NDLS)
Kenneth J. Kay, 70	2014	Independent Director and Chair of Compensation Committee	Genius Sports Ltd. (NYSE: GENI)
Mehulkumar B. Patel, 49	2022	Independent Director	N/A
Amina Belouizdad Porter, 41	2021	Independent Director	N/A
Jonathan P. Stanner, 44	2021	Director, President and Chief Executive Officer	N/A
Thomas W. Storey, 68	2011	Independent Director	N/A
Hope S. Taitz, 61	2017	Independent Director and Chair of Nominating and Corporate Governance Committee	N/A

We believe that all of the nominees are intelligent, experienced, collegial, insightful and proactive with respect to management and risk oversight and that they exercise good judgment. The biographical descriptions below set forth certain information with respect to each nominee, including the experience, qualifications, attributes or skills of each nominee that led us to conclude that he or she should serve as a director, if elected.

Nominees

Bjorn R. L. Hanson.   Dr. Hanson has been a member of the Board since February 2011 and currently serves as a member of the Audit Committee and Nominating and Corporate Governance Committee. Dr. Hanson served as our Lead Independent Director from June 2015 to January 2017, chaired the Audit Committee from December 2013 to June 2015 and chaired the Nominating and Corporate Governance Committee from May 2016 to May 2020. Dr. Hanson’s career has been in the hospitality industry. He founded the hospitality, sports, convention and leisure practices and held various positions at PricewaterhouseCoopers and Coopers & Lybrand, including National Industry Chairman for the Hospitality Industries, National Service Line Director for Hospitality Consulting, National Industry Chairman for Real Estate, Real Estate Service Line Director and National Director of Appraisal Services. Additionally, he served on PricewaterhouseCooper’s U.S. leadership committee and global financial advisory services management committee. Dr. Hanson was also managing director with two Wall Street firms, Kidder, Peabody & Co. and PaineWebber Inc., for which he led banking and research departments for lodging and gaming. He joined the New York University in 2008 as a clinical professor teaching in the Tisch Center for graduate and undergraduate hospitality and tourism programs. In 2010, he was appointed as the NYU divisional dean of that program and in 2012 was appointed co-interim dean of one of NYU’s 18 schools and colleges. He is now Adjunct Clinical Professor. Dr. Hanson is an active lodging consultant, including as an expert witness and researcher, and is the Executive Vice President of 795 Fifth Avenue Corporation, the entity that owns The Pierre, A Taj Hotel, New York. Dr. Hanson received a B.S. from Cornell University School of Hotel Administration, an M.B.A. from Fordham University and a Ph.D. from New York University.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Dr. Hanson should serve as a director, if elected, because he brings a wide range of experience in consulting and investment banking in the hospitality industry to the Board. He also brings research and quantitative analysis perspectives on the hospitality and tourism industries, which enhances the ability of the Board to analyze macroeconomic issues and trends relevant to our business. Finally, Dr. Hanson’s leadership roles in market trend analysis, economic analysis and financial analysis specific to our industry provide the Board with additional depth in analyzing financial reporting issues faced by companies similar to ours.

Jeffrey W. Jones.    Mr. Jones has been a member of the Board since July 2014 and currently serves as Chairman of the Board and chair of the Audit Committee and is a member of the Compensation Committee. Prior to being appointed Chairman of the Board on January 1, 2022, Mr. Jones served as the Company’s Lead Independent Director. From 2003 to 2012, Mr. Jones served as the Chief Financial Officer for Vail Resorts, Inc. (NYSE: MTN), a publicly held resort management company, and also served as a member of the Board of Directors of Vail Resorts, Inc. from 2008 through 2012. In addition, later in his tenure at Vail Resorts, Inc., Mr. Jones also served as President - Lodging, Retail and Real Estate. Mr. Jones is also currently Chairman of the Board of Directors, chairs the audit committee and is a member of the compensation committee for Noodles & Company (NASDAQ: NDLS), a publicly held fast-casual restaurant chain. Mr. Jones also serves on the Board of Directors of Invited (f/k/a ClubCorp), a privately held hospitality company. From December 2013 to January 2024, Mr. Jones served on the Board of Directors, was the Lead Independent Director, chaired the audit and finance committee and was a member of the compensation committee of Hershey Entertainment and Resorts, a privately held entertainment and hospitality company. Prior to joining Vail Resorts, Inc., Mr. Jones held chief financial officer positions with Clark Retail Enterprises and Lids Corporation. Mr. Jones received a B.A. in Accounting and American Studies from Mercyhurst College (n/k/a Mercyhurst University) and is a member of the American Institute of Certified Public Accountants (AICPA).

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Jones should serve as a director, if elected, because of his significant management, financial, hospitality industry and mergers and acquisition experience and expertise, which he has acquired through his fifteen years as a chief financial officer, including ten years as chief financial officer and four years as a director, as well as president of lodging, retail and real estate, of a publicly held resort management company. In addition, Mr. Jones’s other experience in leadership roles as a corporate board director and audit committee member and chair provides the Board with perspective into corporate governance best practices.

Kenneth J. Kay.    Mr. Kay has been a member of the Board since July 2014 and currently serves as chair of the Compensation Committee and is a member of the Audit Committee. Since March 2023, he also serves on the Board of Directors of Genius Sports Ltd. (NYSE: GENI), the official data, technology and broadcast partner company that powers the global ecosystem connecting sports, betting and media, and is the chair of the Board, the chair of the compensation committee and a member of both the audit committee and the nominating and corporate governance committee. From July 2015 until July 2022, Mr. Kay was the Chief Financial Officer and a member of the Office of the CEO of MGM Holdings, Inc., a leading entertainment studio focused on the production and global distribution of film and television content, that was acquired by Amazon.com, Inc. in March 2022. Previously, Mr. Kay held the position of Chief Financial Officer of Las Vegas Sands Corp. (“Las Vegas Sands”) (NYSE: LVS) from December 2008 to July 2013, a leading global hospitality and gaming company. Prior to working for Las Vegas Sands, Mr. Kay was Senior Executive Vice President and Chief Financial Officer of CB Richard Ellis Group, Inc. (“CBRE”) (NYSE: CBG), a global commercial real estate services firm, from June 2002 to December 2008. Mr. Kay began his career with PricewaterhouseCoopers, primarily focusing his efforts on large, publicly owned multinational companies. After leaving public accounting, his career included senior financial and operational roles at Ameron International, Systemed Inc., Universal Studios and, just prior to CBRE, as Chief Financial Officer of Dole Food Company, Inc. (formerly NYSE: DOLE). Mr. Kay is a member of the Board of Governors of Cedars Sinai Medical Center and The Board of Councilors of the USC Leventhal School of Accounting. Mr. Kay received a

B.S. degree in accounting and an M.B.A. degree from the University of Southern California. Mr. Kay is a Chartered Global Management Accountant, a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Kay should serve as a director, if elected, because of his professional background and experience, education, Fortune 500 senior-executive level positions in real estate and hospitality and his extensive finance, accounting, operational and mergers and acquisitions experience and expertise.

Mehulkumar B. Patel. Mr. Patel joined the Board in January 2022 upon the substantial completion of the Company’s acquisition of a 27-property portfolio from NewcrestImage. He has been Chairman and CEO of privately owned NewcrestImage since the Dallas-based firm was formed in early 2013 to harness the unique skills and synergies of Newcrest Management and Image Hospitality. From 2013 to 2014, Mr. Patel served as the youngest chairman in the history of the Asian American Hotel Owners Association (AAHOA). He continues to be actively involved in hotel industry leadership roles, serving on the brand councils of, Hyatt Place and Hyatt House for Hyatt Hotels Corporation, and Hampton Inn & Suites for Hilton Worldwide. Currently, he is an owner and serves on the Board of Directors of American Bank, a community bank located in North Dallas. Mr. Patel has previously served on the La Quinta Brand Council and the IHG Owners Association. Born in India, he immigrated to the United States at age 14 and went on to earn a degree in computer information systems at the University of Texas at Arlington.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Patel should serve as a director, if elected, because of his professional background and experience in the real estate and hospitality industries.

Amina Belouizdad Porter. Ms. Belouizdad Porter has been a member of the Board since May 2021 and currently serves as a member of the Compensation Committee and Nominating and Corporate Governance Committee. From August 2018 to December 2022, Ms. Belouizdad Porter served as the Co-CEO of PS (formerly The Private Suite), a high growth private equity backed company that operates private airport terminals for commercial flights. From January 2023 to present, Ms. Belouizdad Porter has acted as the sole CEO of PS. In 2024, PS was acquired by Groupe ADP, an international airport operator. Prior to joining PS, Ms. Belouizdad Porter was a Senior Director at Lionstone Investments, from 2013 through July 2018, where she executed on over $1 billion in transactions in multiple real estate classes across the United States. Previously, she spent six years living and working in China where she was Director at China's first boutique hotel brand, overseeing its development and growth.

Ms. Belouizdad Porter is originally from Algeria and has lived in the UAE, Canada, China and the United States. She speaks five languages and graduated from McGill University (Montreal, QC) with a Bachelor of Commerce, Major in Finance and received her M.B.A., Major in Finance and Real Estate from The Wharton School of the University of Pennsylvania.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Ms. Belouizdad Porter should serve as a director, if elected, because of her professional and educational experiences.

Jonathan P. Stanner. Mr. Stanner serves as our President and Chief Executive Officer. He was appointed President, Chief Executive Officer and to the Board effective January 15, 2021. Mr. Stanner's service as President and Chief Executive Officer provides a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management's perspectives on the business. Mr. Stanner served as our Executive Vice President, Chief Financial Officer and Treasurer from March 2018 to January 2021. Mr. Stanner served as Executive Vice President and Chief Investment Officer from April 2017 to March 2018. He serves on the Board of the American Hotel & Lodging Association, the AHLA Foundation Board of Trustees, the brand council of AC Hotels for Marriott International, Inc. and on the Hyatt Owners’ Advisory Council. Prior to joining the Company, Mr. Stanner served as Chief Executive Officer of Strategic Hotels & Resorts, Inc. ("Strategic Hotels"), which was publicly traded until being sold to an affiliate of The Blackstone Group L.P. in December 2015. Mr. Stanner held increasingly senior positions with Strategic Hotels during his tenure, including Director of Corporate Finance, Senior Vice President - Capital Markets, Acquisitions, Treasurer and Chief Financial Officer. Prior to

joining Strategic Hotels, Mr. Stanner worked in investment banking with Bank of America. Mr. Stanner earned a Bachelor of Science in Management and a Master of Business Administration, both from the Krannert School of Management at Purdue University.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Stanner should serve as a director, if elected, because he currently serves as our President and Chief Executive Officer and provides a critical link between the executive management team, which is responsible for the day-to-day management of the Company and the Board. We believe his service as a director enables the Board to perform its oversight function with the benefits of management's perspectives on our business.

Thomas W. Storey.   Mr. Storey has been a member of the Board since February 2011 and currently serves as a member of the Compensation Committee and Nominating and Corporate Governance Committee. Mr. Storey served as our Chairman of the Board from July 2015 until January 2017 and chaired the Nominating and Corporate Governance Committee from December 2013 to May 2016. Mr. Storey has worked in the hospitality industry for more than 30 years. From 1999 to 2013 he was employed by Fairmont Raffles Hotels International (“FRHI”), a leading global hotel company with over 125 hotels worldwide under the Fairmont, Raffles and Swissôtel brands, in various roles including; President Fairmont Hotels and Resorts, Executive Vice President, Business Strategy and Executive Vice President, Global Development. From 1984 to 1999, Mr. Storey worked for multiple hospitality companies in an executive capacity including Marriott Hotels and Resorts, Doubletree Hotels, Promus Hotels and Radisson Hotels, International. Mr. Storey has been a member of various hospitality industry organizations, including the American Hotel & Lodging Association, the Travel Industry Association of America, and Professional Conference and Meeting Planners. He previously served on multiple public and private boards including Candlewood Hotels, Legacy Hotels Real Estate Investment Trust, Travelclick, LLC and the Wall Street Institute. Mr. Storey received a B.A. in economics from Bates College and an M.B.A. from the Johnson School at Cornell University.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Storey should serve as a director, if elected, because he provides the Board with strategic vision specific to the hospitality industry. In addition, Mr. Storey has substantial leadership experience in the hospitality industry, including as Executive Vice President, Business Strategy of FRHI, where Mr. Storey was instrumental in helping lead that company through various lodging cycles. The Board expects Mr. Storey’s experience in analyzing and reacting to changing conditions in the hospitality industry will serve the Board. The Board also expects Mr. Storey’s operations experience with FRHI will help him provide valuable insights to the Board. Mr. Storey also possesses particular expertise in business travel, an important aspect of our business.

Hope S. Taitz.   Ms. Taitz has been a member of the Board since July 2017 and currently serves as chair of the Nominating and Corporate Governance Committee and is a member of the Audit Committee. Ms. Taitz is currently the CEO of ELY Capital (“ELY”) and invests in and advises innovative companies in media, technology and the consumer industries. Prior to ELY, Ms. Taitz was the founder of Catalyst Partners, an investment management firm. After graduating with honors from the University of Pennsylvania majoring in economics and concentrating in marketing, Ms. Taitz began her investment banking career as a mergers and acquisitions analyst at Drexel Burnham Lambert, first as an analyst and then as an associate. Ms. Taitz continued as a Vice President at The Argosy Group (now part of CIBC) and a Managing Director at Crystal Asset Management. Ms. Taitz is the Chair of Aequi Acquisition Corp and sits on the Boards of Athene Holding Ltd., MidCap Finco Holdings Limited and Yahoo!, which are private companies. She previously served on the Boards of Apollo Residential Mortgage, Inc. (“AMTG”), Diamond Resorts, International Inc. (“DRII”), Greenlight Capital RE, Ltd. ("GLRE") as well as Lumenis Ltd. (“LMNS”). On the not-for-profit side, Ms. Taitz focuses on education and is an advocate for STEM having sat on the boards of Girls Who Code and The New York City Foundation for Computer Science working on CS4All and the 2025 STEM Initiative. Ms. Taitz is also a founding board member of YRFDarca, a member of the Wharton School Undergraduate Executive Board as well as an emeritus board member of Pencils of Promise.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Ms. Taitz should serve as a director, if elected, because of her professional background, experience, education and insight into public markets. Her breadth of experience in the investment banking marketplace and board service at both the public and private levels bring unique perspective to the Board and makes Ms. Taitz well suited to serve on the Board.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG, LLP (“EY”)
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF
THE COMPANY FOR 2025

Our Audit Committee selected the accounting firm of EY to serve as the Company’s independent registered public accounting firm for 2025. Although current laws, rules and regulations, as well as the Audit Committee charter, require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the appointment of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of EY for ratification by stockholders as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm. EY has served as the Company’s independent registered public accounting firm since March 2013. An EY representative will be present at the annual meeting and will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Recommendation:

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF EY AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR 2025.

PROPOSAL 3:
ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing stockholders with the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This is commonly known as, and is referred to in this proxy statement as, a “say-on-pay” proposal or resolution. The Board intends to hold the next advisory (non-binding) vote on the compensation of our named executive officers at the 2026 annual meeting.

This say-on-pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement in accordance with SEC rules.

As described in detail under the heading “Compensation Discussion and Analysis” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Our compensation program is designed to create incentives for our named executive officers to maximize long-term stockholder value. Under these programs, our named executive officers are rewarded for the achievement of our annual objectives, long-term and strategic objectives and the realization of increased stockholder value. Please refer to the “Compensation Discussion and Analysis” in this proxy statement for additional details about our executive compensation programs.

Accordingly, we are asking our stockholders to approve, in an advisory (non-binding) vote, the following resolution in respect of this Proposal 3:

“RESOLVED, that the stockholders of the Company approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.”

Recommendation:

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THIS RESOLUTION ON THE ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION.

CORPORATE GOVERNANCE

The Board oversees our management and our Company’s business for the benefit of our stakeholders and in order to enhance long-term stockholder value. The Board has adopted Corporate Governance Guidelines, which are reviewed annually and periodically amended by the Board to enhance our corporate governance principles. A current copy of the Corporate Governance Guidelines can be found under “Investors — Corporate Overview — Governance Documents” on our website at www.shpreit.com.

The Board has also adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of our directors, officers and employees. The purpose of the Code of Ethics is to promote honest and ethical conduct and to promote compliance with all applicable rules and regulations that apply to our Company and our directors, officers and employees. A current copy of the Code of Ethics can be found under “Investors — Corporate Overview — Governance Documents” on our website at www.shpreit.com. Any waiver of the Code of Ethics with respect to our executive officers or directors may be made only by the Board or one of our Board’s committees and will be posted timely on our website.

Our Company was built on relationships with investors, lenders, investment banks, franchise brand companies and with our third-party management companies. Management strives to operate our Company with passion, integrity and excellence. We are committed to being open and transparent about our business practices and performance and remaining accountable for our conduct. We are also committed to our stockholders to create long-term value. We follow through on our commitment to stockholders by implementing what we believe are sound corporate governance practices.

Stockholder Right to Amend Bylaws

Stockholders of the Company have the right to amend certain Articles of the Bylaws by the affirmative vote of the holders of a majority of the outstanding shares of common stock pursuant to a binding proposal properly submitted to the stockholders for approval at duly called annual or special meetings of stockholders by any stockholder that satisfies the ownership requirements specified in Rule 14(a)-8 under the Exchange Act.

Stock Ownership Guidelines

Based on current corporate governance standards, the Board believes all non-employee directors and certain key executive officers should own a meaningful equity interest in our Company to align the interests of directors and executive officers more closely with those of stockholders. Accordingly, the Board has adopted stock ownership guidelines for key executive officers and all non-employee directors.

For purposes of these guidelines, the term “Company common stock” includes, in addition to shares of our common stock, (a) any class of equity securities issued by our operating partnership, Summit Hotel OP, LP (the “Operating Partnership”), that are redeemable for shares of our common stock, whether held directly or indirectly, or by or for the benefit of, immediate family members, and (b) vested and unvested restricted shares of common stock, but excludes (x) stock options, whether exercisable or un-exercisable, (y) unearned performance-based restricted stock and (z) warrants and all other forms of derivative securities.

The Board reviews the minimum equity holdings guidelines for key executive officers on a periodic basis to ensure the guidelines remain consistent with corporate governance best practices and continue to promote the alignment of executive and stockholder interests.

Over time, certain key executive officers are required to hold Company common stock with a value equal to a multiple of their then-current base salary. The equity ownership value for each of these executive officers will be calculated by multiplying the number of shares of Company common stock owned by the trailing ten-trading day volume weighted average price (“VWAP”) of our common stock prior to the date of computation, typically at the end of the fiscal year. The executive officers named in the table below currently hold stock with values at or in excess of the required level. The equity ownership requirements for our key executive officers are as follows:

Name	Multiple of Base Salary
Jonathan P. Stanner, President and Chief Executive Officer	6x
William H. Conkling, EVP and Chief Financial Officer	2x
Christopher R. Eng, EVP, General Counsel & Chief Risk Officer	1x
Paul Ruiz, SVP & Chief Accounting Officer	1x

Each non-employee director is required to hold a number of shares of Company common stock equal to five times his or her annual cash retainer. The equity ownership value for each non-employee director will be calculated by multiplying the number of shares of Company common stock owned by the trailing ten-trading day VWAP of our common stock prior to the date of computation, typically at the end of the fiscal year. Until such time as the required ownership level is achieved, each non-employee director is required to retain at least fifty percent (50%) of the net after-tax profit shares from the vesting of equity awards. Each non-employee director currently holds stock with values at or in excess of the required level. The Board reviews the minimum equity holdings guidelines for non-employee directors on a periodic basis to ensure the guidelines remain consistent with corporate governance best practices.

Board of Directors Structure & Practices
•Our Chairman of the Board is independent.
•Eight-eight percent (88%) of our director nominees are independent.
•Twenty-five percent (25%) of our director nominees are female.
•Forty-three percent (43%) of our non-employee director nominees are from gender/racially/ethnically underrepresented groups.
•Our CEO is the only management director.
•Three fully independent Board committees – Audit, Compensation and Nominating and Corporate Governance.
•All Audit Committee members are “audit committee financial experts.”
•All of our directors must be elected annually by majority vote standard.
•Our directors are subject to a director resignation policy with respect to uncontested elections (see “The Board of Directors and Its Committees — Policy on Voting Regarding Directors” below).
•No shareholder rights plan (Poison Pill) implemented.
•We have opted out of Sections 3-803, 3-804(a)-(c) and 3-805 of Maryland’s Unsolicited Takeovers Act (“MUTA”).
•Annual self-evaluations of the performance of directors, each Committee and the Board as a whole.
•Our independent directors meet regularly without the presence of any of our officers or employees.

Stockholder Engagement and Investor Outreach Program

The Board is highly engaged in the Company's strategic planning and performance. Building and maintaining long-term relationships with our stockholders is a core goal of the Company. Both management and the Board believe that stockholder engagement is a year-round priority and are committed to both proactive and reactive engagement. Management frequently conducts calls, holds meetings or conducts property tours with our stockholders. In doing so, we provide a forum for discussions and feedback regarding the long-term value creation strategy of the Company. In 2024, management engaged with a majority of our largest institutional stockholders. These and other engagements prove invaluable as a way to promote two-way communication with our stockholders regarding the Company's strategic vision for value creation, confirming the value of our stockholder-friendly governance structures and our approach to corporate responsibility.

Anti-Hedging and Anti-Pledging Policies

The Board has adopted an insider trading compliance policy that contains restrictions on hedging and pledging securities issued by us or our Operating Partnership. With respect to hedging, directors and executive officers are prohibited from engaging in any hedging or monetization transactions involving securities issued by us or our Operating Partnership. With respect to pledging, directors and executive officers are prohibited from holding securities issued by us or our Operating Partnership in a margin account or pledging these securities as collateral for a loan. An exception to this anti-pledging policy may be granted if a director or executive officer desires to pledge securities issued by us or our Operating Partnership as collateral for a loan other than margin debt and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any permitted pledge of securities must be pre-approved by our Chief Executive Officer and our General Counsel. No director or executive officer has pledged securities as collateral for a loan.

Equity Award Timing Policies and Practices

We do not grant restricted stock awards in anticipation of the disclosure of material non-public information and we do not time the disclosure of material non-public information for the purpose of affecting the value of executive compensation. The Company does not currently grant awards of stock options, stock appreciation rights, or similar option-like instruments. Accordingly, the Company has no specific policy or practice on the timing of such awards in relation to the disclosure of material non-public information by the Company. In the event the Company determines to grant new awards of stock options, stock appreciation rights, or similar option-like instruments, the Board will evaluate the appropriate steps to take in relation to the foregoing.

Compensation Clawback Policy

In light of rules issued by the SEC in 2023, effective as of October 2, 2023, the Board adopted an updated compensation clawback policy ("Clawback Policy"), which is intended to comply with the NYSE listing standards adopted pursuant to Rule 10D-1 under the Exchange Act. Under the Clawback Policy, if the Company is required to prepare an accounting restatement due to any material noncompliance with financial reporting requirements under applicable securities laws, we will be required to recover from current and former executive officers any incentive-based compensation (compensation earned wholly in part based on the attainment of a financial reporting measure) that was erroneously paid or provided to the executive officers during the three years preceding the date that the Company is required to prepare such restatement, unless the Compensation Committee determines that recovery would be impracticable. Incentive-based compensation includes compensation that is granted, earned, or vested based wholly or in part on a financial reporting measure.

If recovery is triggered under the Clawback Policy due to an accounting restatement, we are required to recover the excess amount of incentive-based compensation actually received by the executive officer over the amount of incentive-based compensation that he or she would have received had payment been determined based on the restated financial measure, regardless of whether the executive officer engaged in misconduct or otherwise caused or contributed to the requirement. In addition, the Clawback Policy permits recovery of incentive-based compensation as described above, as well as any time-based or performance-based equity or cash compensation from current and former executive officers that the Compensation Committee determines engaged in misconduct related to such a restatement.

Succession Planning

The Board, with input from the Nominating and Corporate Governance Committee, regularly reviews our succession plan for the Chief Executive Officer, other executive officers and key employees, to ensure that an appropriate plan is in place for those occurrences that might result in a vacancy in the position of Chief Executive Officer or other management positions.

Corporate Responsibility Program

We formally established our Corporate Responsibility Program ("CRP") in 2017. We believe that the goals and efforts established under our CRP are an important part of our relationship with our various stakeholders and our CRP is designed to help our stockholders better understand our commitment and efforts regarding environmental stewardship, social responsibility, governance and resilience. The Company's Nominating and Corporate Governance Committee provides oversight and direction to management on the reporting and goals contained in our CRP. We have developed our corporate responsibility goals using the United Nations Sustainable Development Goals as a guide with a focus on those that best align with our business. Since the establishment of our CRP, we have built upon our sustainability objectives, from tracking metrics related to our consumption, waste, recycling and greenhouse gas emissions, to setting measurable, science-informed reduction targets for energy, water and carbon. We are working to improve the efficiency of our buildings and promote sustainable operations through our energy management program. We also formed a 501(c)(3) nonprofit organization to support our community and social programs. A current copy of our Corporate Responsibility Report can be found under “Responsibility — About — Download Corporate Responsibility Report” on our website at www.shpreit.com. Neither our CRP nor any of the disclosures otherwise included on our website are incorporated by reference into this proxy statement or any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act. Additionally, disclosures related to our CRP are not necessarily “material” under the federal securities law for our reporting or operations but are instead informed by various standards and frameworks and the interests of various stakeholders. Much of this information is subject to assumptions, estimates or third-party information that is still evolving and subject to change, including some factors which may be beyond our control.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

We are managed under the direction of our Board. As of April 2, 2025, our directors are: Dr. Bjorn R. L. Hanson, Jeffrey W. Jones, Kenneth J. Kay, Mehulkumar B. Patel, Amina Belouizdad Porter, Jonathan P. Stanner, Thomas W. Storey and Hope S. Taitz. Mr. Jones is the Chairman of the Board. Each of our directors stands for election annually.

Director Independence

Our Corporate Governance Guidelines require that a majority of our directors be “independent,” with independence determined in accordance with the applicable standards of the NYSE. The Board may determine a director to be independent if the Board has affirmatively determined that the director has no material relationship with us or our subsidiaries, either directly, or as a stockholder, director, officer or employee of an organization that has a relationship with us or our subsidiaries. The Board has determined that Dr. Hanson, Mr. Jones, Mr. Kay, Mr. Patel, Ms. Belouizdad Porter, Mr. Storey and Ms. Taitz have no material relationship with us or our subsidiaries and therefore, are independent under the applicable standards of the NYSE. As a result, a majority of our directors are independent. Mr. Stanner serves as an executive officer and is not considered independent under the applicable standards of the NYSE.

Committees

The Board has established an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and has adopted a written charter for each committee. A copy of each committee charter is available on our website at www.shpreit.com under the heading “Investors – Corporate Overview – Governance Documents.”

Audit Committee

The members of the Audit Committee are Mr. Jones (Chair), Dr. Hanson, Mr. Kay and Ms. Taitz. Each member has been determined to be “independent” within the meaning of the applicable standards of the NYSE and Rule 10A-3 of the Exchange Act. In addition, each member meets the financial literacy requirements for audit committee membership under the NYSE’s rules and the rules and regulations of the SEC. The Board has determined that Mr. Jones, Dr. Hanson, Mr. Kay and Ms. Taitz each is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee is responsible for reviewing and discussing with management and our independent public accountants our annual and quarterly financial statements, engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the performance and independence of the independent public accountants, pre-approving audit and non-audit fees and reviewing the adequacy of our internal accounting controls, our internal audit functions and Sarbanes-Oxley Act compliance. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel or outside advisors for this purpose where appropriate. The Audit Committee is responsible for monitoring our procedures for compliance with the rules for taxation as a real estate investment trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”). Additionally, the Audit Committee is responsible for monitoring information security risk and information security risk policies and procedures.

Compensation Committee

The members of the Compensation Committee are Mr. Kay (Chair), Mr. Jones, Ms. Belouizdad Porter and Mr. Storey. Each member has been determined to be “independent” within the meaning of the applicable standards of the NYSE. Each member of the Compensation Committee qualifies as a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act.

The Compensation Committee exercises all powers delegated to it by the Board in connection with compensation matters. The Compensation Committee is responsible for the review and approval of the compensation and benefits of our executive officers and directors, administration and recommendations to the Board regarding our compensation and long-term incentive plans, and production of the annual reports on executive compensation for inclusion in our proxy statements. In connection with those responsibilities, the Compensation Committee has the sole authority to retain and terminate compensation consultants employed by it to help evaluate our compensation programs. The Compensation Committee also has authority to grant awards under the Summit Hotel Properties, Inc. 2024 Equity Incentive Plan (the "2024 Plan").

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Ms. Taitz (Chair), Dr. Hanson, Ms. Belouizdad Porter and Mr. Storey. Each member has been determined to be “independent” within the meaning of the applicable standards of the NYSE.

The Nominating and Corporate Governance Committee is responsible for monitoring our compliance with corporate governance requirements of state and federal law, and the rules and regulations of the NYSE; developing and recommending to the Board criteria for prospective members of the Board; conducting Board candidate searches and interviews; overseeing and evaluating the Board and management; monitoring compliance with our Code of Ethics and policies with respect to conflicts of interest; reviewing and approving interested transactions pursuant to our related person transaction policy; periodically evaluating the appropriate size and composition of the Board, recommending, as appropriate, increases, decreases and changes in the composition of the Board; formally proposing the slate of nominees for election as directors at each annual meeting of our stockholders; and providing oversight and guidance for the Company's Corporate Responsibility Program. In addition, the committee annually facilitates the evaluation of the performance of directors, each Committee and the Board as a whole.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Jones, Mr. Kay, Ms. Belouizdad Porter and Mr. Storey. No member of the Compensation Committee is or has been an employee or officer of the Company. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our Board or Compensation Committee.

Board Leadership Structure

The Board believes it is important to retain the flexibility to allocate the responsibilities of the positions of the Chairman of the Board and the Chief Executive Officer in the way it believes is in the Company’s best interest. Currently, the Board believes that it is in the Company’s best interest to separate these positions. Mr. Jones, an independent director, currently serves as our Chairman of the Board and was appointed to the position effective January 1, 2022. Prior to serving as our non-executive Chairman of the Board, Mr. Jones was our Lead Independent Director. Mr. Stanner is currently our President and Chief Executive Officer and was appointed to those positions effective January 15, 2021.

Risk Management Oversight

One of the key functions of our Board is informed oversight of our risk management process as well as the Company's risk profile. At least annually, the Company's executive officers or employees responsible for the Company's day-to-day risk management practices present to the Board a comprehensive report on the material risks to the Company, including information security matters. At such times, the management team also reviews with the Board the Company's risk mitigation policies and strategies specific to each risk identified. Throughout the year, management monitors the Company's risk profile and updates the Board as new material risks are identified or the aspects of a risk previously identified materially change. The Board recognizes that it is neither possible nor prudent to eliminate all risk and believes that assumption of certain risk is inherent for the Company to be competitive and to achieve its business objectives. Our Board administers this oversight primarily through the Audit Committee but also through the other committees of the Board or the Board itself, as appropriate.

Meetings and Attendance

In 2024, the Board met four times in person and six times via video teleconference, the Audit Committee met four times in person and three times via video teleconference, the Compensation Committee met four times in person, and the Nominating and Corporate Governance Committee met four times in person. Each of our currently serving directors attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which he or she served during 2024.

Executive Sessions of Our Independent Directors

As required by the NYSE rules, the non-employee directors, all of whom are independent under the applicable standards of the NYSE, regularly meet in executive session, without management present. Generally, these executive sessions follow regularly scheduled meetings of the Board and the three standing committees. The independent, non-employee directors met in executive session following scheduled meetings in 2024. Mr. Jones presided over the executive sessions of the Board, and the respective Chair of each committee presided over each such committee’s executive sessions.

Director Nominations

Before each annual meeting of stockholders, the Nominating and Corporate Governance Committee considers the nomination of all directors who are up for election at the next annual meeting of stockholders and also considers new candidates whenever there is a vacancy on the Board, or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a director or for any other reason. In addition to considering incumbent directors, the Nominating and Corporate Governance Committee may identify director candidates based on recommendations from directors, stockholders, management and others.

The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. In evaluating the suitability of individuals for Board membership, the Nominating and Corporate Governance Committee considers many factors, including, but not limited to:

•whether the individual meets the requirements for independence;
•the individual’s general understanding of the various disciplines relevant to the success of a publicly traded company in today’s business environment;
•the individual’s understanding of the Company’s business;
•the individual’s professional expertise and educational background; and
•other factors that promote the overall range of perspectives and experiences on the Board.
The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment, using its breadth of experience. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

The Nominating and Corporate Governance Committee considers a broad range of factors when considering and nominating director candidates to the Board, including differences of viewpoint, professional experience, education, skill, and other personal qualities and attributes. The Nominating and Corporate Governance Committee neither includes nor excludes any candidate from consideration solely based on the candidate’s demographic background or other similar considerations.

For purposes of the 2026 annual meeting of stockholders, the Nominating and Corporate Governance Committee will consider appropriate nominees for directors whose names are submitted in writing by a stockholder. Refer to “Requirements for Proposals Not Intended for Inclusion in Proxy Materials; Director Nominations”, in this proxy statement for more detail. Subject to the discretion of the Nominating and Corporate Governance Committee, we anticipate that any director candidates submitted to us by our stockholders will be evaluated by the Nominating and Corporate Governance Committee on the same basis as any other director.

Policy on Voting Regarding Directors

The Board has adopted a policy on voting regarding directors. Under the policy, at any meeting of stockholders at which members of the Board are to be elected by the stockholders in an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” his or her election will submit to the Board a written offer to resign from the Board no later than two weeks after the certification of the voting results. An uncontested election is one in which the number of individuals who have been nominated for election as a director is equal to, or less than, the number of directors to be elected.

The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days after the certification of the voting results, recommend to the Board whether to accept or reject the resignation offer. In determining its recommendation to the Board, the Nominating and Corporate Governance Committee will consider all factors it deems relevant, which may include, (i) any stated reason or reasons why stockholders cast votes “against” the director, (ii) the qualifications of the director, and (iii) whether the director’s resignation from the Board would be in our best interests and the best interests of our stockholders. The Nominating and Corporate Governance Committee may also consider alternatives to acceptance or rejection of the resignation offer as the Nominating and Corporate Governance Committee members deem appropriate.

The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days after the certification of the voting results. The Board will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and additional information, factors and alternatives the Board deems relevant. The recommendation of the Nominating and Corporate Governance Committee will not be binding on the Board.

Any director who offers to resign as provided above will not participate in the Nominating and Corporate Governance Committee’s or the Board’s consideration of whether to accept his or her resignation offer.

If a director’s resignation offer is accepted by the Board, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill the vacancy created by such resignation or to reduce the number of directors constituting the Board.

If a majority of the members of the Nominating and Corporate Governance Committee were required to offer their resignations, the remaining independent directors will appoint a special committee of the Board to consider the resignation offers and whether to accept the resignation offers.

We will publicly disclose the Board’s decision in a Current Report on Form 8-K filed with the SEC, including an explanation of the process by which the decision was made and, if applicable, the reasons for rejecting the resignation offer(s).

Communication with the Board

Stockholders and other interested parties who wish to communicate with the Board, including any non-employee director, or the non-employee directors as a group, or any individual director or directors, may do so by writing to the Chair of the Nominating and Corporate Governance Committee, Board of Directors of Summit Hotel Properties, Inc., 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738. The independent, non-employee directors have procedures for the handling of communications from stockholders and other interested parties and have directed our Secretary to act as their agent in processing any communications received. All communications that relate to matters within the scope of the responsibilities of the Board and its standing committees are to be forwarded to the Chair of the Nominating and Corporate Governance Committee. Communications that relate to matters that are within the scope of the responsibilities of one of the Board’s standing committees are also to be forwarded to the chair of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the responsibilities of the Board are to be sent to the appropriate member of management. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded but will be made available to any non-employee director who wishes to review them.

Policy Governing Director Attendance at Annual Meetings of Stockholders

We expect each of our directors to attend the annual meeting unless doing so would be impracticable due to unavoidable conflicts or doing so would violate state or local rules and regulations.

DIRECTOR COMPENSATION

Our philosophy is to pay non-employee directors competitively and fairly for the work performed. The Compensation Committee annually reviews our director compensation with the assistance of its independent consultant, Frederic W. Cook & Co, Inc. (“FW Cook”), who annually conducts a competitive analysis of our non-employee director pay levels and program design versus the same peer group used in comparisons of executive compensation (see “Compensation Discussion & Analysis—Peer Group Information”). The design of our non-employee director compensation program reflects recognized best practices and incorporates the following provisions: retainer-only cash compensation with no fees for attending meetings, which is an expected part of board service; significant portion of total compensation in full-value equity awards, for alignment with stockholder interests, with annual grants made based on a fixed-value formula with immediate vesting, to avoid entrenchment; additional retainers for non-executive Chairman of the Board or Lead Independent Director, as applicable, Committee Chairs and committee memberships to recognize additional responsibilities and time commitment; and meaningful share ownership requirements of five times the annual cash retainer.

Directors who are our employees do not receive compensation for their services as directors. For 2024, our non-employee director compensation program consisted of the items noted below.

•Annual Cash Retainer.   The annual cash retainer was $60,000 for each non-employee director.
•Additional Annual Committee Membership Fee.   The additional annual fee for membership on each of our standing committees was as follows: $12,500 for each member of the Audit Committee, $10,000 for each member of the Compensation Committee and $7,500 for each member of the Nominating and Corporate Governance Committee.
•Additional Annual Committee Chairperson Fee.   Additional annual Committee Chairperson fees were as follows: $15,000 for the Chair of the Audit Committee, $12,500 for the Chair of the Compensation Committee and $10,000 for the Chair of the Nominating and Corporate Governance Committee.
•Annual Non-Executive Chairman Fee.   The additional annual retainer fee for our Non-Executive Chairman was $100,000.
•Annual Equity Award.   Following the 2024 annual meeting of stockholders, we granted each non-employee director an equity award consisting of 18,213 shares of our common stock with an aggregate value of approximately $110,000 (the number of shares awarded to each non-employee director was determined by dividing $110,000 by the VWAP of our common stock on the NYSE for the ten trading days preceding the grant date). These shares were granted on May 28, 2024, pursuant to our 2024 Plan and were fully vested on the grant date.
•Election to Receive Stock in Lieu of Cash Fees.    Non-employee directors have the option to elect to receive all or any part of the cash fees for board service in fully vested shares of our common stock issued under our 2024 Plan based upon the VWAP of our common stock on the NYSE for the ten trading days preceding the grant date. In 2024, no director elected to receive fees in shares of our common stock in lieu of cash.
    We reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including without limitation, travel expenses in connection with their attendance at in-person board and committee meetings.

The table below summarizes the compensation paid by us to our non-employee directors for 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Bjorn R. L. Hanson	80,000	109,642	189,642
Jeffrey W. Jones	197,500	109,642	307,142
Kenneth J. Kay	95,000	109,642	204,642
Mehulkumar B. Patel	60,000	109,642	169,642
Amina Belouizdad Porter	77,500	109,642	187,142
Thomas W. Storey	77,500	109,642	187,142
Hope S. Taitz	90,000	109,642	199,642
(1)Amounts reflect the aggregate grant date fair value, calculated in accordance with Accounting Standards Codification (“ASC”) 718, of the stock awards granted to our non-employee directors in 2024. Each non-employee director received a grant of 18,213 shares of fully vested stock on May 28, 2024. No director currently holds any Company options, restricted stock or restricted stock units.

EXECUTIVE OFFICERS

    The following table sets forth the name, position with the Company and age (as of the annual meeting) of each executive officer:

Name, Age	Position
Jonathan P. Stanner, 44	Director, President and Chief Executive Officer
William H. Conkling, 50	Executive Vice President and Chief Financial Officer
Christopher R. Eng, 54	Executive Vice President, General Counsel, Chief Risk Officer and Secretary
Paul Ruiz, 59	Senior Vice President and Chief Accounting Officer

    The biographical descriptions below set forth certain information with respect to each executive officer, including experience, qualifications, attributes and skills.

Jonathan P. Stanner.  Information regarding Mr. Stanner is described above under "Election of Directors - Board of Directors Nominees."

William H. Conkling. Mr. Conkling has served as our Executive Vice President and Chief Financial Officer since May 2021. Prior to joining Summit, Mr. Conkling served as a Managing Director in the Real Estate, Gaming & Lodging Investment Banking group for Bank of America Merrill Lynch, from July 2007 to May 2021. Prior to joining Bank of America Merrill Lynch, Mr. Conkling was with the investment banking unit of Bear Stearns & Co. and previously worked in asset management for Host Hotels & Resorts (NYSE: HST). Mr. Conkling earned a Bachelor of Science in Hotel and Restaurant Administration from the School of Hotel Administration at Cornell University and a Master of Business Administration from the Johnson Graduate School of Management at Cornell University.

Christopher R. Eng.  Mr. Eng has served as an officer since our initial public offering in 2011. He currently serves as our Executive Vice President, General Counsel, Chief Risk Officer and Secretary. Mr. Eng was previously Vice President, General Counsel and Secretary of our predecessor, The Summit Group from 2004 until our initial public offering. Mr. Eng received B.A. degrees in History and English from Augustana College (n/k/a Augustana University (S.D.)) and a J.D. degree from the University of Denver College of Law (n/k/a Sturm College of Law).

Paul Ruiz. Mr. Ruiz has served as Summit’s Senior Vice President and Chief Accounting Officer since April 2014. Mr. Ruiz also served as the Company’s interim Chief Financial Officer from May 2014 to October 2014. Prior to joining the Company, Mr. Ruiz served in senior executive roles for companies in a variety of industries, including real estate and technology. From April 2013 to April 2014, he served as a consulting chief financial officer for Bridgepoint Consulting, a financial consulting firm in Austin, Texas. From February 2011 to April 2013, Mr. Ruiz was the Senior Director of Global Corporate Accounting for Freescale Semiconductor, Inc. (n/k/a NXP Semiconductors N.V (NASDAQ: NXPI)), a global semiconductor manufacturer. From April 2008 to January 2011, Mr. Ruiz was the Chief Financial Officer at Sensortran, Inc. (now part of Halliburton, Inc. - NYSE: HAL), a fiber-optics based technology company in Austin, Texas. He began his career with PricewaterhouseCoopers where he was an audit manager, providing audit and business advisory services to entrepreneurial, rapidly growing and Fortune 500 companies. Mr. Ruiz graduated with highest honors from the University of Texas at Austin with a Bachelor of Business Administration in Accounting and earned his M.B.A. from Baylor University. He is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the Company’s executive compensation programs and practices, and the decisions that the Compensation Committee has made under the program. This CD&A focuses on compensation of our named executive officers that were included in the plan for 2024, which were:

Name	Title
Jonathan P. Stanner	President and Chief Executive Officer
William H. Conkling	Executive Vice President and Chief Financial Officer
Christopher R. Eng	Executive Vice President, General Counsel, Chief Risk Officer and Secretary
Paul Ruiz	Senior Vice President and Chief Accounting Officer

Executive Summary:

Company's 2024 Highlights

Dividend Increase

In May 2024, the Company increased its quarterly cash dividend from $0.06 to $0.08 per share of common stock.
Transaction Activity

In February 2024, the Company completed the disposition of the 127-room Hyatt Place, Dallas/Plano, Texas for a gross sales price of $10.3 million.

In April 2024, the Company completed the disposition of the Courtyard by Marriott, New Orleans/Downtown, Louisiana and the SpringHill Suites by Marriott, New Orleans/Downtown, Louisiana consisting of an aggregate 410 guestrooms for a gross sales price of $73 million.

In April 2024, the Company completed the disposition of the 119-room Hilton Garden Inn, College Station/Bryan, Texas for a gross sales price of $11 million.

In October 2024, the Company completed the disposition of the 101-room Four Points by Sheraton, San Francisco/Airport, California for a gross sales price of $17.7 million.

In December 2024, the Company completed the acquisition of the 250-room Hampton Inn, Revere/Logan Airport, Boston, Massachusetts and the 149-room Hilton Garden Inn, Vienna/Tysons Corner, Virginia for a combined gross purchase price of $96.0 million. Both acquisitions were completed through the Company's joint venture with GIC, Singapore's sovereign wealth fund ("Joint Venture").

Capital Markets & Balance Sheet

Management enhanced the Company’s balance sheet throughout 2024 with the following:

In February 2024, the Company entered into a $200 million senior unsecured term loan financing (the "2024 Term Loan") with a syndicate of banks. A portion of the proceeds from the 2024 Term Loan financing were used to repay other Company debt that was scheduled to mature in February 2025. The 2024 Term Loan has an initial maturity date of February 2027 and can be extended for two 12-month periods, subject to certain conditions.

In May and June 2024, the Company repaid the outstanding principal balances of two loans resulting in the release of four lodging properties held as collateral for the loans. One loan was scheduled to mature in December 2024 and was repaid with no prepayment penalty. The other loan was repaid prior to its scheduled maturity date and at a discount of $3.2 million.

At year-end 2024, the Company had total liquidity of approximately $350 million, including unrestricted cash and cash equivalents and revolving credit facility availability.

Taking into consideration the Company's preferred stock, at year-end 2024, 78% of the Company' s pro-rata outstanding debt had a fixed interest rate.

Full-Year 2024 Financial Summary*

•Net Income: Net income attributable to common stockholders was $25.1 million or, $0.22 per diluted share, compared to a net loss of $28.0 million, or $0.27 per diluted share, in the same period of 2023.

•Pro Forma RevPAR: Pro forma revenue per available room (“RevPAR”) increased 1.8 percent from 2023 to     $124.13. Pro forma average daily rate (“ADR”) increased 0.6 percent from 2023 to $167.84, and pro forma occupancy increased 1.2 percent to 74.0 percent.

•Pro Forma Hotel EBITDA: Pro forma hotel EBITDA increased 2.0 percent to $264.7 million from $259.5 million in 2023, and pro forma hotel EBITDA margin contracted 7 basis points to 35.6 percent.

•Adjusted EBITDAre: Adjusted EBITDAre increased 1.1 percent to $192.2 million from $190.0 million in the same period of 2023.

•Adjusted FFO: Adjusted FFO increased 5.6 percent to $119.2 million, or $0.96 per diluted share, compared to $112.9 million, or $0.92 per diluted share, in the same period of 2023.

•Capital Improvements:    The Company invested $89.3 million in capital improvements during 2024 and $75.6 million on a pro rata basis after consideration of joint ventures.

*Results for non-GAAP measures are reconciled from GAAP starting on Page 53 of this proxy statement.

2024 Compensation Program

Our executive compensation program consists of base salary, annual cash incentive compensation opportunities and annual long-term equity incentive grants. Our program is designed to be straightforward, transparent and market-based and to comply with sound corporate governance practices.

The chart below contains the key components of our executive compensation program, the purpose of each component and the process for determining each component.

Compensation Component	Description and Objectives	2024 Program
Base Salary	Fixed cash compensation set at a level reflective of each executive’s performance, market conditions, and competitive rates.
The Compensation Committee considered competitive salary information for the Company’s peer group when establishing 2024 base salaries for named executive officers. Annual base salaries are detailed in “Base Salary” below.

Annual Cash Incentive Compensation	Performance-based cash incentive that rewards achievement of annual company-specific performance objectives.
The Compensation Committee established our 2024 annual cash incentive program to incorporate performance measures that strongly support our business strategies. 2024 annual cash incentives were tied to objectives in the following categories: Same Store Hotel EBITDA (weighted 50%); Balance Sheet Objective (weighted 10%); Transaction Objective (weighted 10%); Capital Expenditures Objective (weighted 10%) and Strategic Plan Objectives (weighted 20%). Total earned bonuses were paid at approximately 103% of target payout for each of the named executive officers as detailed in “Annual Cash Incentive Program” below.

Long-Term Equity Incentives	Equity incentives that align executive compensation with total stockholder return over multi-year performance and vesting periods that encourage the retention of key talent.
In 2024, 60% of each named executive officer’s long-term equity award was in the form of performance-based stock awards that may be earned from 0 to 200% of the target number of shares based on our relative total shareholder return (“TSR”) percentile rank versus a comparable set of lodging REITs over a three-year performance period. The remaining 40% of each executive’s long-term equity award was in the form of time-based stock awards, vesting 25%, 25% and 50% on the one-year, two-year and three-year anniversaries, respectively, of March 9, 2024.

Based on our 3-year TSR beginning on March 8, 2022 and ending March 8, 2025, certain previously granted performance-based restricted stock awards granted to executives on March 8, 2022 were earned at 50.4% of target. See Footnote (4) under “Outstanding Equity Awards at Fiscal Year-End”.

Compensation Best Practice Policies

We maintain several stockholder-friendly compensation policies, including stock ownership guidelines, a compensation clawback policy, and anti-hedging and anti-pledging policies (refer to “Corporate Governance Principles” for more detail on these policies). In addition, our employment agreements with executive officers have non-compete provisions, require a double trigger for any severance payouts in connection with a change-in-control and do not provide excise tax gross-up payments.

Results of Stockholder Say-on-Pay Votes

Each year, the Compensation Committee considers the outcome of the stockholder advisory (non-binding) vote to approve executive compensation when making decisions relating to the compensation of our named executive officers and our executive compensation program design, structure and policies.

The rigorous “pay for performance” program the Company has implemented since our listing on the NYSE in 2011 has historically received strong stockholder support, both through voting outcomes on say-on-pay as well as direct feedback from investors, proxy advisory firms and other stakeholders. At the 2024 annual meeting of stockholders, approximately 97% of the votes cast were in favor of the advisory vote to approve the Company’s executive compensation. The Compensation Committee believes that past voting results convey our stockholders’ strong support of the philosophy, design and structure of our executive compensation program. The Compensation Committee will continue to consider the results of the stockholders’ say-on-pay votes when making decisions about our executive compensation program.

Objectives of Our Executive Compensation Program

Our executive compensation philosophy is designed to promote the following objectives:

•Assist in attracting and retaining talented and well-qualified executives by offering compensation opportunities competitive with other lodging REITs;
•Motivate our executives to manage our business to meet our near-, medium- and long-term objectives and reward them for meeting these objectives;
•Align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases; and
•Maintain high standards of corporate governance.
Role of the Compensation Committee and Management

The Compensation Committee is responsible for determining the amount and composition of compensation paid to our Chief Executive Officer and all other executive officers. The Compensation Committee exercises its independent judgment in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer. Additionally, the Compensation Committee reviews and considers the recommendations of Mr. Stanner with respect to compensation decisions of our named executive officers other than himself and other Company employees. The Compensation Committee believes it is valuable to consider the recommendations of Mr. Stanner with respect to these matters because, given his knowledge of our operations and the day-to-day responsibilities of our executive officers and other Company employees, he is in a unique position to provide the Compensation Committee perspective into the performance of our executive officers and other Company employees in light of our business at a given point in time.

Role of the Compensation Consultant

The Compensation Committee has retained FW Cook as its independent compensation consultant. The Compensation Committee has determined that FW Cook meets the criteria for an independent consultant in accordance with SEC guidelines for such service. FW Cook reports directly to the Compensation Committee and works with management only at the request and under the direction of the Compensation Committee. To assist the Compensation Committee in the development of our 2024 executive compensation program, FW Cook conducted a comprehensive review of our executive compensation program in terms of the competitiveness of our target compensation opportunities and the appropriateness of our incentive programs in supporting our business strategy.

Peer Group Information

In general, the Compensation Committee uses comparative data from various companies as a guide in its review and determination of base salaries, annual cash incentive awards and annual equity awards.

For the compensation program review that informed decisions on target pay opportunities and program structure for 2024, the Compensation Committee, with the help of FW Cook, established the peer group used to evaluate the competitiveness of our existing executive compensation program. A competitive compensation analysis was conducted in late 2023 to inform pay decisions for fiscal 2024. The peer group used in this analysis consisted of the following eight public REITs that primarily invest in hotels and eight other public REITs outside of the hotel sector that were comparable in terms of market capitalization size and executive team members that the Compensation Committee and FW Cook considered to be the most relevant peers.

Apple Hospitality REIT, Inc.	Pebblebrook Hotel Trust
CareTrust REIT, Inc.	RLJ Lodging Trust
Chatham Lodging Trust	RPT Realty
Community Healthcare Trust Inc.	Sabra Healthcare
DiamondRock Hospitality	Sunstone Hotel Investors, Inc.
Elme Communities	Urban Edge
Hersha Hospitality Trust	Whitestone REIT
LTC Properties, Inc.	Xenia Hotels & Resorts

Elements of 2024 Executive Compensation

2024 Target Total Direct Compensation (“TDC”)

Target TDC for 2024 consisted of salary, target annual cash incentives and target long-term equity incentives. The Compensation Committee considered the mix of the three components of TDC and significantly weighted the long-term equity incentive component the highest to align compensation with long-term stockholder value. We believe that the 2024 Target TDC for each executive, which is set forth in the table below, generally approximates the market median, and the mix between compensation elements is generally consistent with the mix used by companies in our peer group.

Name	Salary ($)	Annual Cash Incentive ($)(1)	Long-Term Incentives ($)(2)	Target TDC ($)
Jonathan P. Stanner	700,000	1,050,000	3,300,000	5,050,000
William H. Conkling	470,000	470,000	1,200,000	2,140,000
Christopher R. Eng	400,000	400,000	500,000	1,300,000
Paul Ruiz	315,000	267,750	480,000	1,062,750

(1) Reflects the “target” level payout of our annual cash incentive award program, which remained at the same level as in 2023.
(2) Reflects the “target” level value of long-term incentive awards consisting 60% of performance share awards and 40% of time-based awards. The "target" level for 2024 remained at the same level as in 2023. The Compensation Committee determines the intended target dollar value. The number of shares issued to each executive is determined by dividing the intended target dollar value of the award by the average of the trailing 10-day VWAP of our common stock prior to the date of grant. The grant-date fair value of long-term incentive awards as disclosed in the Summary Compensation Table and Grants of Plan-Based Awards Table are different because they represent the grant date fair value of the awards in accordance with ASC 718.

Base Salary

Base salaries are designed to provide a fixed level of compensation that serves as a retention tool. Base salaries are reviewed annually by the Compensation Committee and are subject to annual adjustments at the discretion of the Compensation Committee. The Compensation Committee determines salary adjustments based on market conditions and competitive compensation information for similar positions at other companies. No increases were made to the named executive officers' base salaries for 2024. Base salaries for 2023 and 2024 for our named executive officers were as follows:

Name	2024 ($)	2023 ($)	Percentage Increase/(Decrease)
Jonathan P. Stanner	700,000	700,000	—%
William H. Conkling	470,000	470,000	—%
Christopher R. Eng	400,000	400,000	—%
Paul Ruiz	315,000	315,000	—%
Annual Cash Incentive Program

Our 2024 annual cash incentive program was designed to provide the named executive officers an opportunity to earn compensation based on the achievement of challenging company-specific performance goals that support our business strategy.

The performance measures and weightings established by our Compensation Committee for 2024 under our annual cash incentive program are set forth below.

Corporate Performance Measure	Total Weight
Same Store Hotel EBITDA	50%
Balance Sheet Objective	10%
Transactions Objective	10%
Capital Expenditure Objective	10%
Strategic Plan Objectives	20%
Total	100%

2024 Same Store Hotel EBITDA*

The Same Store Hotel EBITDA component of the 2024 annual incentive program was Same Store Hotel EBITDA, measured on a consolidated basis and adjusted for any sold hotels during 2024. Hotel EBITDA contribution from hotels acquired during 2024 were excluded. Same Store Hotel EBITDA goals at the Threshold, Target and Maximum levels were:

•Threshold:	$207.2 million of transactions
•Target:	$261.2 million of transactions
•Maximum:	$292.2 million of transactions

Actual 2024 Same Store Hotel EBITDA was $256.4 million, resulting in payout between the Threshold and Target level for this measure, which equated to payout at 96% of Target.

*Same Store Hotel EBITDA was calculated based on the financial results for the 97 hotels owned as of January 1, 2024, and at all times during the year ended December 31, 2024, and excludes the financial results of hotels disposed in 2024. EBITDA is net income (loss) plus interest, taxes, depreciation and amortization.

2024 Balance Sheet Objective

The Board evaluated management's performance against four identified balance sheet initiatives for 2024, including refinancing significant debt facilities, maintaining a prudent pro rata fixed rate debt plus preferred percentage, managing leverage levels below a certain pro rata net debt to Adjusted EBITDAre (as defined in section "Reconciliation of Non-GAAP Financial Measures from GAAP" in this proxy statement)maximum on a pro forma basis and maintaining a minimum pro rata liquidity threshold.

Threshold, Target and Maximum performance were based on achieving two, three and four out of the four initiatives, respectively. Management achieved three out of the four initiatives resulting in payout at the Target level for this component.

2024 Transactions Objective

The Transactions Objective was intended to reward the team’s sourcing and execution of high-quality acquisitions and dispositions governed by the Company’s risk adjusted return driven investment discipline. The Threshold, Target and Maximum goals for this component were:

•Threshold:	$75.0 million of transactions
•Target:	$150.0 million of transactions
•Maximum:	$250.0 million of transactions

Actual acquisition and disposition volume in 2024 was $199.0 million, resulting in payout between Target and Maximum level for this measure, which equated to payout at 149% of Target.

2024 Capital Expenditure Objective

The Board evaluated Management's performance against four identified capital expenditure initiatives, including the completion of a specified number of renovation projects, managing total capital expenditures to $96 million or less, evaluating and executing select return on investment projects designed to increase revenues, and substantially complete the renovation scope of the Company's Courtyard by Marriott, Fort Lauderdale, Florida.

Threshold, Target and Maximum performance were based on achieving two, three and four out of the four initiatives, respectively. Management achieved three out of the four initiatives resulting in payout at the Target level for this component.

2024 Strategic Plan Objectives

For 2024, the Board established a shared set of objectives applicable to all of the named executive officers and aligned with the Company's overall strategic plan.

The amounts payable to each executive officer with respect to the Strategic Plan Objectives were determined within the Board's discretion after an evaluation of performance against each goal. The Board did not assign a pre-determined payout level of performance for each metric in the Strategic Plan Objectives, as they were not based on quantitative performance measures. Instead, the Board engaged in a detailed review of the performance with respect to each goal, progress towards the goal and benefits realized by the Company, among other factors. Following a rigorous evaluation process, the Board determined to pay out at 100% of target for this component for each named executive officer.

The total annual cash incentive opportunity ranges for 2024, and the actual total cash incentive compensation earned and paid for 2024 performance as a percentage of base salary, were as follows:

	2024 Annual Cash Incentive Opportunity (% of Base Salary)			2024 Annual Cash Incentive Earned	2024 Annual Cash Incentive Earned
Name	Threshold	Target	Maximum	% of Target	$
Jonathan P. Stanner	75.0%	150%	300%	103%	1,078,117
William H. Conkling	50.0%	100%	200%	103%	482,586
Christopher R. Eng	50.0%	100%	200%	103%	410,711
Paul Ruiz	42.5%	85%	170%	103%	274,920

The following table sets forth the payouts under the Same Store Hotel EBITDA component, the Balance Sheet component, the Transaction Objective component, the Capital Expenditure component and the Strategic Plan component that each named executive officer earned in 2024:

Name	Same Store EBITDA Payout ($)(1)	Balance Sheet Payout ($)(2)	Transaction Objective Payout ($)(3)	Capital Expenditure Payout ($)(4)	Strategic Plan Payout ($)(5)	Total 2024 Annual Cash Incentive Payout ($)(6)
Jonathan P. Stanner	501,667	105,000	156,450	105,000	210,000	1,078,117
William H. Conkling	224,556	47,000	70,030	47,000	94,000	482,586
Christopher R. Eng	191,111	40,000	59,600	40,000	80,000	410,711
Paul Ruiz	127,925	26,775	39,895	26,775	53,550	274,920

(1)	96% of Target
(2)	100% of Target
(3)	149% of Target
(4)	100% of Target
(5)	100% of Target
(6)	Approximately 103% of Target

Long-Term Incentive Compensation

Long-term equity incentives granted in 2024 consisted of a combination of performance-based and time-based stock awards. The Compensation Committee determined a target total long-term incentive grant value for each named executive officer. For all named executive officers, the typical annual long-term incentive awards were granted 60% in the form of performance-based stock (at target) and 40% in the form of time-based stock.

Name	Performance-Based Stock Target Value ($)	Time-Based Stock Value ($)	Total LTI Grant Value at Target ($)
Jonathan P. Stanner	1,980,000	1,320,000	3,300,000
William H. Conkling	720,000	480,000	1,200,000
Christopher R. Eng	300,000	200,000	500,000
Paul Ruiz	288,000	192,000	480,000

The Compensation Committee granted these stock awards under the 2024 Plan. The number of shares granted was based on the VWAP of our common stock for the 10 trading days preceding the grant date. The grant-date fair values, as reported in the Summary Compensation Table and the Grants of Plan-Based Awards table, differ from the values shown in the table above because the grant-date fair value of each performance-based award under ASC 718 is based on a Monte Carlo value and the grant-date fair value of each time-based award is based on the closing share price on the grant date.

Performance-Based Stock Awards

The performance-based stock awards are tied to the Company’s TSR relative to the TSR of companies in the Dow Jones U.S. Hotel Index with a market capitalization of at least $100 million as of the grant date, excluding two gaming REITs as approved by the Compensation Committee (“Index Companies”). The number of shares that may be earned can range from 0% to 200% of the target shares granted, based on our relative TSR percentile rank over the three-year performance period starting March 8, 2024, and ending March 8, 2027 (“Performance Period”), according to the table below.

Company 3-Year TSR Percentile Rank vs. Index Companies	Percent of Target Shares Earned
< 30th Percentile	0%
30th Percentile	25%
55th Percentile	100%
≥ 80th Percentile	200%

The number of shares earned will be linearly interpolated for performance between the 30th and 55th percentile and for performance between the 55th and 80th percentile. In addition, if the Company’s absolute TSR is equal to or greater than 8.5% per year (or 25.5% cumulative over the Performance Period), at least 25% of the performance-based shares will be earned.

The Company entered into stock award agreements with the above-named executive officers, effective as of March 8, 2024, setting forth the terms and conditions of the performance-based stock awards. Except as described below, no performance-based shares will vest unless the executive remains in the continuous employ of the Company from the date of grant until March 8, 2027. On and after the date of the grant and prior to forfeiture of any of the performance-based shares, the executives will have the right to vote the shares that have been issued (i.e., the target number). Cash dividends on the performance-based shares will be accumulated and will only be paid to the executives to the extent the underlying performance-based share is earned.

If a “change in control” (as defined in the Company’s 2024 Plan), occurs prior to the conclusion of the Performance Period, the performance-based shares will be earned based on the Company’s relative or absolute TSR performance as described above up to the "control change date" (as defined in the Company's 2024 Plan), and any earned shares will be fully vested on the third anniversary of the grant date (the end of the original performance period), subject to acceleration if either (a) the successor entity does not assume or replace the award, or (b) the participant's employment ends, after the date of the change in control on account of the participant's death, "disability", "termination without cause" or "voluntarily termination for good reason." Under these circumstances, the executives will be entitled to receive any dividend equivalent payments to which they are entitled under the terms of the stock award agreements.

If an executive’s employment is terminated on account of death or "disability", "termination without cause" or "voluntary termination for good reason" (each as defined in the employment agreement between the Company and the executive), the performance-based shares may be earned contingent upon the attainment of the relative or absolute TSR performance hurdles at the end of the Performance Period. However, the number of performance-based shares earned by the executive, and the amount of any dividend equivalent payments to which the executive is entitled pursuant to the terms of the stock award agreement, will be adjusted pro rata based on the amount of time the executive was employed by the Company during the Performance Period.

For purposes of the performance-based stock awards, the Company’s TSR will be calculated as the total percentage return per share of the Company’s common stock calculated in accordance with the methods used by SNL Financial to calculate TSR. The TSR for the Index Companies will be calculated in the same manner.

Performance-Based Stock Awards Vesting

Based on our 3-year TSR beginning on March 8, 2022 and ending March 8, 2025, certain previously granted performance-based restricted stock awards granted to executives on March 8, 2022 were earned at 50.4% of target. See Footnote (4) under “Outstanding Equity Awards at Fiscal Year-End”.

Time-Based Stock Awards

The Company entered into stock award agreements with the executive officers setting forth the terms and conditions of the time-based stock awards. The stock award agreements provide for vesting over a three-year period as follows: 25% of shares will vest on March 9, 2025; 25% of the shares will vest on March 9, 2026; and 50% of the shares will vest on March 9, 2027.

Except as described below, no time-based shares will vest unless the executive remains in the continuous employ of the Company from the date of grant until the applicable vesting date. If a “change in control” (as defined in the 2024 Plan) occurs prior to vesting and if the successor entity does not assume or replace the time-based shares, all unvested time-based shares will vest on a “control change date,” as defined in the 2024 Plan if the executive remains in the continuous employ of the Company from the date of grant until the control change date. In addition, all of the time-based shares (if not sooner vested), will vest on the date that the executive’s employment with the Company ends on account of the executive’s death or “disability”, or if the executive’s employment is terminated without “cause,” or if the executive resigns for “good reason” (each as defined in the employment agreement between the Company and the executive).

Any time-based shares that have not vested as described above may not be transferred and will be forfeited on the date the executive’s employment with the Company terminates. On and after the date of grant and prior to forfeiture of any time-based shares, the executive will have the right to vote the time-based shares and to receive, free of all restrictions, all dividends declared and paid on the Company’s common stock, whether or not vested.

Other Benefits; 401(k) Plan

We provide benefits such as medical, dental and life insurance and disability coverage for all of our employees, including our named executive officers. We also provide personal paid time off and other paid holidays to all employees, including the named executive officers. We believe that our employee benefit plans are an appropriate element of compensation and are necessary to attract and retain employees.

We maintain a retirement savings plan under section 401(k) of the Internal Revenue Code to cover our eligible employees. We currently match 100% of each eligible participant’s contributions, within prescribed limits, up to 3% of such participant’s base salary and 50% of each eligible participant’s contributions up to an additional 2% of the participant’s base salary.

Employment Agreements

To specify our expectations with regard to our executive officers’ duties and responsibilities, and to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, the Board approved, and we entered into employment agreements with each of our executive officers. We believe that the terms of the employment agreements provide these executives with day-to-day employment stability and enable them to properly focus their attention on their duties and responsibilities with the company, thereby promoting productivity. For information concerning the employment agreements and the named executive officers' right to severance payments and/or benefits upon termination of employment see "Employment Agreements" and "Potential Payments Upon Termination or Change in Control" in section titled "Executive Compensation" in this proxy statement.

Tax Deductibility of Executive Compensation

The Compensation Committee considers the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of incentive compensation payments can depend upon the timing of the executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the committee’s control, also can affect deductibility of compensation. The Compensation Committee’s general policy is to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals. Accordingly, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Accounting Standards

ASC 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity awards under our 2024 Plan will be accounted for under ASC 718. The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Summit Hotel Properties, Inc. has reviewed and discussed the Compensation Discussion and Analysis appearing in this proxy statement with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board (and the Board has approved) that the CD&A be included in the Company’s proxy statement on Schedule 14A prepared in connection with the annual meeting.

Compensation Committee of the Board:
Kenneth J. Kay (Chair)
Jeffrey W. Jones
Amina Belouizdad Porter
Thomas W. Storey

April 2, 2025

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our named executive officers for the three fiscal years ended December 31, 2024, 2023 and 2022.

Name and Principal Position	Year	Base Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Jonathan P. Stanner	2024	700,000	3,601,400	1,078,117	13,800	5,393,317
President & CEO	2023	700,000	3,905,300	1,033,711	13,200	5,652,211
	2022	700,000	3,458,856	1,254,000	12,200	5,425,056
William H. Conkling	2024	470,000	1,309,600	482,586	13,800	2,275,986
EVP & CFO	2023	470,000	1,420,100	462,709	13,200	2,366,009
	2022	470,000	1,268,315	570,000	12,200	2,320,515
Christopher R. Eng	2024	400,000	545,700	410,711	13,800	1,370,211
EVP, CRO, GC	2023	400,000	591,700	393,795	13,200	1,398,695
	2022	375,000	518,825	450,000	12,200	1,356,025
Paul Ruiz	2024	315,000	523,900	274,920	13,800	1,127,620
SVP, CAO	2023	315,000	568,000	263,597	13,200	1,159,797
	2022	315,000	518,825	252,000	12,200	1,098,025

(1)    Amounts in this column represent the aggregate grant date fair value computed in accordance with ASC 718, of time-based and performance-based stock awards granted under our 2024 Plan. The grant date fair value of performance-based stock was determined using a Monte Carlo simulation. The assumptions used in calculating these amounts are discussed in Note 2 (“Basis of Presentation and Significant Accounting Policies – Equity-Based Compensation”) and Note 13 (“Equity-Based Compensation”) to our audited consolidated financial statements included in our Annual Report.
(2)    Amounts in this column represent aggregate cash payouts pursuant to the Annual Cash Incentive Program as described in “Compensation Discussion and Analysis – Compensation Elements – Annual Cash Incentive Program.”

(3)    The amounts in the “All Other Compensation” column for Messrs. Stanner, Conkling, Eng and Ruiz reflect contributions made by us to each of our named executive officers’ 401(k) accounts.

Grants of Plan-Based Awards
The table below sets forth information with respect to plan-based awards granted in 2024 to our named executive officers:

Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Awards ($)(4)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jonathan P. Stanner	3/8/2024	(1)	525,000	1,050,000	2,100,000	—	—	—	—	—
	3/8/2024	(2)	—	—	—	76,389	305,555	611,110	—	2,265,100
	3/8/2024	(3)	—	—	—	—	—	—	203,704	1,336,300
William H. Conkling	3/8/2024	(1)	235,000	470,000	940,000	—	—	—	—	—
	3/8/2024	(2)	—	—	—	27,778	111,111	222,222	—	823,700
	3/8/2024	(3)	—	—	—	—	—	—	74,074	485,900
Christopher R. Eng	3/8/2024	(1)	200,000	400,000	800,000	—	—	—	—	—
	3/8/2024	(2)	—	—	—	11,574	46,296	92,592	—	343,200
	3/8/2024	(3)	—	—	—	—	—	—	30,864	202,500
Paul Ruiz	3/8/2024	(1)	133,875	267,750	535,500	—	—	—	—	—
	3/8/2024	(2)	—	—	—	11,111	44,444	88,888	—	329,500
	3/8/2024	(3)	—	—	—	—	—	—	29,630	194,400

(1)Represents the threshold, target and maximum potential payouts for the annual cash incentive awards granted in 2024 to each named executive officer under our 2024 Plan. For each executive, the incentive award earned was paid out in cash in March 2025. For more information, see “Compensation Discussion and Analysis — Compensation Elements—Annual Cash Incentive Program.”

(2)Represents performance-based restricted stock awards granted to our named executive officers under our 2024 Plan, which vest following the end of the performance period on March 8, 2027, based on the Company’s absolute and relative TSR achievement, subject to continued service through the end of the performance period except in the case of certain terminations of employment or in the case of a change in control, as discussed in more detail in “Compensation Discussion and Analysis – Compensation Elements – Performance-Based Stock Awards.”
(3)Represents time-based restricted stock awards granted to our named executive officers under our 2024 Plan. The time-based restricted stock awards vest annually on a 25%, 25%, 50% schedule over a three-year period, subject to continued service through the applicable vesting date except in the case of certain terminations of employment or in the case of a change in control, as discussed in more detail in “Compensation Discussion and Analysis – Compensation Elements – Time-Based Stock Awards.”
(4)Represents the aggregate grant date fair value of the performance-based stock awards and the time-based stock awards granted to our named executive officers under our 2024 Plan. The amounts have been computed in accordance with ASC 718. The grant date fair value of performance-based awards was determined using a Monte Carlo simulation. For more information regarding our assumptions made in the valuation of these stock awards, see Note 2 and Note 13 to our audited consolidated financial statements included in our Annual Report.
Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded to our named executive officers, are described above under “Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2024.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jonathan P.	3/9/2022	61,288	419,823	183,861	1,259,448
Stanner	3/8/2023	128,238	878,430	256,477	1,756,867
	3/8/2024	203,704	1,395,372	611,110	4,186,104
William H.	3/9/2022	22,472	153,933	67,416	461,800
Conkling	3/8/2023	46,632	319,429	93,264	638,858
	3/8/2024	74,074	507,407	222,222	1,522,221
Christopher	3/9/2022	9,194	62,979	27,579	188,916
R. Eng	3/8/2023	19,430	133,096	38,860	266,191
	3/8/2024	30,864	211,418	92,592	634,255
Paul Ruiz	3/9/2022	9,194	62,979	27,579	188,916
	3/8/2023	18,652	127,766	37,306	255,546
	3/8/2024	29,630	202,966	88,888	608,883
(1)     Market value is based on the closing sale price of our common stock on the NYSE on December 31, 2024, which was $6.85.
(2)    Time-Based Shares. Vesting dates for unvested time-based shares listed in the above table are as follows:

Vesting Date	Stanner	Conkling	Eng	Ruiz
March 8, 2025	154,960	56,535	23,387	22,819
March 8, 2026	136,418	49,606	20,669	19,842
March 8, 2027	101,852	37,037	15,432	14,815
(3)    Performance-Based Shares. Potential vesting dates for unvested performance-based shares listed in the above table are as follows:

Vesting Date	Stanner	Conkling	Eng	Ruiz
March 8, 2025 (4)	183,861	67,416	27,579	27,579
March 8, 2026 (5)	256,477	93,264	38,860	37,306
March 8, 2027 (6)	611,110	222,222	92,592	88,888
(4)    In accordance with SEC rules, amounts shown are based on target level of achievement of the relative TSR performance goal. Based on our 3-year TSR beginning on March 8, 2022 and ending March 8, 2025 certain previously granted performance-based restricted stock awards granted to executives on March 8, 2022 were earned at 50.4% of target.
(5)    In accordance with SEC rules, amounts shown are based on target level of achievement of the relative TSR performance goal. As of December 31, 2024, the TSR performance goal was between threshold and target level of achievement.
(6)    In accordance with SEC rules, amounts shown are based on maximum level of achievement of the relative TSR performance goal. As of December 31, 2024, the TSR performance goal was at maximum level of achievement.

Option Exercises and Stock Vested
The following tables set forth information regarding option award exercising and stock vesting during 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jonathan P. Stanner	122,027	800,497
William H. Conkling	86,445	546,033
Christopher R. Eng	19,827	130,065
Paul Ruiz	18,596	121,990
(1) Amounts represent the number of shares that vested multiplied by the per share closing price of our common stock on the applicable vesting date.

Equity Compensation Plan Information

The following table provides information about our Common Stock that may be issued under our 2024 Plan as of December 31, 2024.

Plan Category	(i) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(ii) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(iii) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (i))
Equity Compensation Plans Approved by Security Holders (1)	—	—	4,168,365
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	—	—	4,168,365

(1) The 2024 Plan was approved by shareholders on May 22, 2024. The 2024 Plan authorizes the grant of awards for the issuance of 4,406,174 shares plus the issuance of shares of Common Stock under awards granted prior to May 22, 2024 pursuant to the terms of the equity plan in effect at the time of grant.

Employment Agreements

To specify our expectations with regard to our executive officers’ duties and responsibilities, and to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, the Board approved, and we entered into employment agreements with each of our executive officers. We believe that the terms of the employment agreements provide these executives with day-to-day employment stability and enable them to properly focus their attention on their duties and responsibilities with the company, thereby promoting productivity.

We entered into employment agreements with each of our executive officers: effective as of May 28, 2014, with Mr. Eng, effective as of January 1, 2015, with Mr. Ruiz, effective as of January 15, 2021, with Mr. Stanner and effective as of May  17, 2021, with Mr. Conkling. The agreements with our executive officers automatically renew for one-year extensions unless either party provides at least 30 days’ notice of non-renewal. Each of the agreements with our executive officers contain non-competition and non-solicitation covenants that apply during employment and for 12 months following termination of employment or a change in control. The agreements also set forth the named executive officers’ right to severance payments and/or benefits upon termination of employment as described below in “Potential Payments Upon Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation that our named executive officers would be entitled to receive under their employment agreements and the relevant equity award agreements. The amounts shown assume that such termination was effective as of December 31, 2024 and are only estimates of the amounts that would be paid out to such executives upon termination of their employment. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. In the event of a termination by the Company for cause, or by the executive without good reason, including in connection with a change in control, such executive would not be entitled to any of the amounts reflected in the table and would only be entitled to the standard termination benefits provided under their employment agreement. The receipt of cash severance and the medical/welfare benefits are conditioned upon the executive's timely execution and delivery to the Company of an effective release of claims.

	Termination Without Cause or Voluntary Termination for Good Reason (No Change in Control) ($)	Termination Without Cause or Voluntary Termination for Good Reason (Change in Control) ($)	Death or Disability(1) ($)
Jonathan P. Stanner
Cash Severance Payment(2)	4,533,711	6,283,711	—
Medical/Welfare Benefits(3)	19,834	19,834	—
Acceleration of Equity Awards(4)	9,896,044	9,896,044	9,896,044
Total(5)	14,449,589	16,199,589	9,896,044
William H. Conkling
Cash Severance Payment(2)	1,872,709	2,342,709	—
Medical/Welfare Benefits(3)	7,732	7,732	—
Acceleration of Equity Awards(4)	3,603,648	3,603,648	3,603,648
Total(5)	5,484,089	5,954,089	3,603,648
Christopher R. Eng
Cash Severance Payment(2)	1,593,795	1,993,795	—
Medical/Welfare Benefits(3)	19,834	19,834	—
Acceleration of Equity Awards(4)	1,496,855	1,496,855	1,496,855
Total(5)	3,110,484	3,510,484	1,496,855
Paul Ruiz
Cash Severance Payment(2)	1,137,722	1,429,097	—
Medical/Welfare Benefits(3)	20,429	20,429	—
Acceleration of Equity Awards(4)	1,447,056	1,447,056	1,447,056
Total(5)	2,605,207	2,896,582	1,447,056

(1)A termination of the executive officer’s employment due to death or disability entitles the executive officer to benefits under our life insurance and disability insurance plans. In addition, outstanding stock awards that have not yet vested, immediately vest upon the executive officer’s termination of employment due to death or disability. The unvested stock award figures in the table reflects the value of 1,444,678, 526,080, 218,519 and 211,249 restricted shares for Messrs. Stanner, Conkling, Eng and Ruiz, respectively, based on the closing common stock price of $6.85 on the NYSE as of December 31, 2024.

(2)Pursuant to the terms of each executive officer's employment agreement, if the executive's employment with the Company is terminated by the Company without cause or by the executive for good reason, the executive will receive the sum of the following: (A)(1) earned but unpaid base salary, (2) accrued and unpaid vacation pay through the date of termination, and (3) any vested amounts due under any plan, program or policy of the Company, to the extent not previously paid (if any) (together, the "Accrued Obligations"); and (B) a severance amount equal to: (i) one and one-half (two for Mr. Stanner) times the executive’s base salary in effect on the date of termination ($700,000, $470,000, $400,000 and $315,000 for Messrs. Stanner, Conkling, Eng and Ruiz, respectively), plus (ii) one and one-half (two for Mr. Stanner) times the executive's target annual cash bonus for the year of termination

($1,050,000, $470,000, $400,000 and $267,750 for Messrs. Stanner, Conkling, Eng and Ruiz, respectively), plus (iii) a pro rata portion of the annual cash bonus for the partial fiscal year in which the date of termination occurs equal to the product of the annual cash bonus earned by the executive for the fiscal year of the Company ended immediately before the date of termination ($1,033,711, $462,709, $393,795 and $263,597 for Messrs. Stanner, Conkling, Eng and Ruiz, respectively) and a fraction, the numerator of which is the number of days the executive was employed by the Company during the fiscal year that includes the date of termination and the denominator of which is 365. The calculations contemplate a December 31, 2024 termination date. The cash severance payment amounts in the table do not include any Accrued Obligations.

Pursuant to the terms of each executive officer's employment agreement, if the executive's employment with the Company is terminated by the Company without cause or by the executive for good reason with a change of control, the severance payment is the sum of the following: (A)(1) earned but unpaid base salary, (2) accrued and unpaid vacation pay through the date of termination, and (3) any vested amounts due under any plan, program or policy of the Company, to the extent not previously paid (if any) (together, the "Accrued Obligations"); and (B) a severance amount equal to: (i) two (three for Mr. Stanner) times the executive's base salary in effect on the date of termination ($700,000, $470,000, $400,000 and $315,000 for Messrs. Stanner, Conkling, Eng and Ruiz, respectively), plus (ii) two (three for Mr. Stanner) times the executive's target annual cash bonus for the year of termination ($1,050,000, $470,000, $400,000 and $267,750 for Messrs. Stanner, Conkling, Eng and Ruiz, respectively), plus (iii) a pro rata portion of the annual cash bonus for the partial fiscal year in which the date of termination occurs equal to the product of the annual cash bonus earned by the executive for the fiscal year of the Company ended immediately before the date of termination ($1,033,711, $462,709, $393,795 and $263,597 for Messrs. Stanner, Conkling, Eng and Ruiz, respectively) and a fraction, the numerator of which is the number of days the executive was employed by the Company during the fiscal year that includes the date of termination and the denominator of which is 365. The calculations assume a December 31, 2024 termination date. The cash severance figure in the table does not include any Accrued Obligations.

(3)The amounts shown in this row are estimates of cash payments for twelve months of COBRA premiums for the executive and eligible dependents to be paid by us pursuant to each executive officer's employment agreement.

(4)Assumes outstanding stock awards that have not yet vested will immediately vest in the event the executive's employment with the Company is terminated by the Company without cause or by the executive for good reason. The unvested stock award figure in the table reflects the value of 1,444,678, 526,080, 218,519, and 211,249 restricted shares for Messrs. Stanner, Conkling, Eng and Ruiz, respectively, based on the closing common stock price of $6.85 on the NYSE as of December 31, 2024.

(5)The employment agreements with our named executive officers do not provide an indemnification or gross-up payment for the parachute payment excise tax under Sections 280G and 4999 of the Code. The employment agreements instead provide that the severance and any other payments or benefits that are treated as parachute payments under the Code will be reduced to the maximum amount that can be paid without an excise tax liability. The parachute payments will not be reduced, however, if the executive will receive greater after-tax benefits by receiving the total or unreduced benefits (after considering any excise tax liability payable by the executive). The amounts shown in the table assume that the executive officer will receive the total or unreduced benefits.

CEO Pay Ratio Summary

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC requires calculation of total compensation paid to the median paid employee, as well as the ratio of the total compensation paid to the CEO as compared to the median paid employee.

We identified the median employee by examining the sum of annual base salary, target annual bonus, and the grant-date fair value of equity awards granted during 2024 for all employees other than our CEO (Mr. Stanner) who were employed by us on December 31, 2024. We did not make any adjustments or estimates.

After identifying the median paid employee, we then calculated total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2024 Summary Compensation Table in this proxy statement. The total compensation of our median paid employee for 2024 was $108,601. The annual total compensation for our CEO for 2024 was $5,393,317. As a result, our 2024 CEO to median employee pay ratio is, therefore, approximately 49:1.

This information involves reasonable estimates based on employee payroll records and other relevant company information. In addition, SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

Pay Versus Performance Table

Provided below is the Company’s “pay versus performance” disclosure as required pursuant to Item 402(v) of Regulation S-K promulgated under the Exchange Act. As required by Item 402(v), we have included:

A list of the most important measures that our Compensation Committee used in 2024 to link a measure of pay calculated in accordance with Item 402(v) (referred to as “compensation actually paid,” or “CAP”) to Company performance;

A table that compares the total compensation of our principal executive officer (“PEO”) and the average compensation of our non-PEO named executive officers ("NEOs") as presented in the Summary Compensation Table (“SCT”) to the applicable CAP and that compares CAP to specified performance measures; and

Graphs that describe:

•The relationships between PEO CAP, average non-PEO NEO CAP, our cumulative total shareholder return (“TSR”) and the TSR of the Dow Jones U.S. Hotel Index (“Peer Group TSR”); and

•The relationships between PEO CAP, average non-PEO NEO CAP and GAAP Net Income/(Loss).

•The relationship between PEO CAP, average non-PEO NEO CAP and our Company selected measure, Same Store Hotel EBITDA.

This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the executives or how our Compensation Committee evaluates compensation decisions in light of Company or individual performance. In particular, our Compensation Committee has not used CAP as a basis for making compensation decisions, nor does it use GAAP Net Income for purposes of determining incentive compensation. Please refer to our Compensation Discussion and Analysis on pages 22 to 32 for a discussion of our executive compensation program objectives and the ways in which we align executive compensation pay with performance.

The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024, and our financial performance for each such fiscal year:

(a)	(b)	(bb)	(c)	(cc)	(d)	(e)	(f)	(g)	(h)	(i)
Year	Summary Compensation Table Total for PEO (Daniel Hansen) ($)	Summary Compensation Table Total for PEO (Jonathan Stanner) ($)	Compensation Actually Paid to PEO (Daniel Hansen) ($)(1)(2)	Compensation Actually Paid to PEO (Jonathan Stanner) ($)(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(2)	Value of Initial Fixed $100 Investment Based on: Total Shareholder Return ($)	Value of Initial Fixed $100 Investment Based on: Peer Group Total Shareholder Return ($)(3)	Net Income (Loss) ($)(in thousands)	Company Selected Measure (Same Store Hotel EBITDA) (in thousands)(4)
2024	N/A	5,393,317	N/A	6,749,702	1,591,272	1,776,374	61.73	$79.75	38,891	252,456
2023	N/A	5,652,211	N/A	2,346,004	1,641,500	1,064,556	57.75	$81.91	(28,116)	246,743
2022	N/A	5,425,056	N/A	2,237,567	1,218,111	497,242	59.98	$71.42	1,217	179,563
2021	3,577,809	4,932,109	2,957,229	3,659,557	2,011,423	1,309,123	80.32	$84.40	(68,584)	106,027
2020	4,190,398	N/A	2,959,388	N/A	939,671	842,826	74.15	$73.69	(149,245)	27,792

    (1) Amounts represent compensation actually paid to our PEO and the average compensation actually paid to     our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2024	Jonathan Stanner	William Conkling, Christopher Eng and Paul Ruiz
2023	Jonathan Stanner	William Conkling, Christopher Eng and Paul Ruiz
2022	Jonathan Stanner	Craig Aniszewski, William Conkling, Christopher Eng and Paul Ruiz
2021	Jonathan Stanner and Daniel Hansen*	Craig Aniszewski, William Conkling, Christopher Eng and Paul Ruiz
2020	Daniel Hansen	Craig Aniszewski, Christopher Eng, Paul Ruiz and Jonathan Stanner
    *Mr. Hansen served as PEO from January 1 to January 14, 2021. Mr. Stanner became PEO on January 15, 2021.

    (2) Fair value or change in fair value, as applicable, of equity awards in the "Compensation Actually Paid" columns was determined by reference to (i) for solely service-vesting time-based awards, the closing price per share on the applicable year-end date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s); and (ii) for performance-based stock awards, for market-based awards, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end date(s), which utilizes multiple input variables, including expected dividend yield, expected volatility of our stock price, risk-free interest rate and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the performance objective established for the award. For additional information on the assumptions used to calculate the valuation of the awards, see the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and prior fiscal years.

    (3) For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the Dow Jones U.S. Hotels Index (the “Peer Group”).

    (4) Same Store Hotel EBITDA is a non-GAAP financial measure and includes operating and financial results for assets owned as of any fiscal year-end, and at all times during the previous fiscal year. EBITDA is net income (loss) plus interest, taxes, depreciation and amortization. There may be same-store portfolio classification exceptions resulting from significant transaction activity that results in assets being owned for nearly the entire preceding fiscal year.

Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2020		2021		2022		2023		2024
Adjustments	PEO Daniel Hansen)	Average Non-PEO NEOs	PEO (Jonathan Stanner)	Average Non-PEO NEOs	PEO (Jonathan Stanner)	Average Non-PEO NEOs	PEO (Jonathan Stanner)	Average Non-PEO NEOs	PEO (Jonathan Stanner)	Average Non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(2,708,677)	$(590,099)	$(3,068,585)	$(1,117,442)	$(3,458,856)	$(768,635)	$(3,905,300)	$(859,933)	$(3,601,400)	$(793,067)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	2,202,113	599,678	1,796,033	547,786	1,243,530	276,340	2,325,504	512,080	5,189,699	1,005,644
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	(659,498)	(90,187)	—	(95,227)	(972,163)	(269,544)	(1,835,941)	(278,176)	(283,764)	(28,780)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	(64,948)	(16,237)	—	(37,417)	—	40,969	39,283	29,428	(61,218)	(24,515)
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	—	—	—	—	—	—	70,247	19,657	113,068	25,820
TOTAL ADJUSTMENTS	$(1,231,010)	$(96,845)	$(1,272,552)	$(702,300)	$(3,187,489)	$(720,869)	$(3,306,207)	$(576,944)	$1,356,385	$185,102

Relationship Between CAP and Financial Performance Measures

The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income/(loss), and (iv) our Same Store Hotel EBITDA, in each case, for the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024.

TSR amounts reported in the graph assume an initial fixed investment of $100 and that all dividends, if any, were reinvested.

Compensation Actually Paid versus Total Shareholder Return
7,500,000
5,000,000
2,500,000
0
Compensation
$150.00
$100.00
$50.00
$—
TSR
1/1/2020
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO Compensation Actually Paid (Dan Hansen)
PEO Compensation Actually Paid (Jonathan Stanner)
Non-PEO NEO Average Compensation Actually Paid
Cumulative TSR
Peer Group TSR

*Mr. Hansen served as PEO from January 1 to January 14, 2021. Mr. Stanner became PEO on January 15, 2021.

Compensation Actually Paid versus Net Income/(Loss)
7,500,000
5,000,000
2,500,000
—
Compensation
80,000,000
0
(80,000,000)
(160,000,000)
Net Income/(Loss)
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO Compensation Actually Paid (Dan Hansen)
PEO Compensation Actually Paid (Jonathan Stanner)
Non-PEO NEO Average Compensation Actually Paid
Net Income

*Mr. Hansen served as PEO from January 1 to January 14, 2021. Mr. Stanner became PEO on January 15, 2021.

Compensation Actually Paid versus Same Store Hotel EBITDA
7,500,000
5,000,000
2,500,000
—
Compensation
300,000,000
200,000,000
100,000,000
0
Same Store Hotel EBITDA
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO Compensation Actually Paid (Dan Hansen)
PEO Compensation Actually Paid (Jonathan Stanner)
Non-PEO NEO Average Compensation Actually Paid
Same Store Hotel EBITDA

*Mr. Hansen served as PEO from January 1 to January 14, 2021. Mr. Stanner became PEO on January 15, 2021

Pay Versus Performance Tabular List

We believe the following performance measures represent the most important performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2024:

•Same Store Hotel EBITDA;

•Balance Sheet Enhancements;

•Transaction Activity;

•Capital Expenditure Metrics; and

•Relative and Absolute TSR.

For additional details regarding our most important financial performance measures, please see the section titled “Elements of 2024 Executive Compensation-Annual Cash Incentive Program” in our Compensation Discussion and Analysis elsewhere in this proxy statement.

Risk Considerations in our Executive Compensation Program

The Compensation Committee has assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on us. As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual bonus opportunities, equity compensation and severance arrangements. Management’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management, and other employees, which mitigate potential risks to us that could arise from our compensation program. Following the assessment, the Compensation Committee determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on the Company.

AUDIT COMMITTEE REPORT

The Audit Committee (“Audit Committee”) of the Board of Directors (“Board”) of Summit Hotel Properties, Inc. (“Company”) oversees the Company’s financial reporting process on behalf of the Board, in accordance with the Audit Committee charter. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (“Annual Report”), and discussed with management the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the Company’s year-end earnings release.

The Audit Committee reviewed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accountants the auditors’ independence, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the Securities and Exchange Commission (“SEC”), and discussed and received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee met four times in person and three times via video teleconference in 2024, with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held meetings with management prior to the filing of each of the Company’s Quarterly Reports on Form 10-Q with the SEC and the release to the public of its quarterly earnings and reviewed and discussed with management the Company’s Quarterly Reports on Form 10-Q and its quarterly earnings releases.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited consolidated financial statements be included in the Company’s Annual Report.

The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust under Sections 856-860 of the Internal Revenue Code of 1986 as amended (“Code”). The Audit Committee determined that the Company was in compliance with the Code for 2024.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young, LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2024, was in fact “independent.”

The Audit Committee has adopted a written charter that outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the New York Stock Exchange (“NYSE”).

Each of the Audit Committee members is independent as defined by the NYSE listing standards and each member is financially literate. The Board has identified Bjorn R. L. Hanson, Jeffrey W. Jones, Kenneth J. Kay and Hope S. Taitz as “audit committee financial experts” within the meaning of the SEC rules.

Audit Committee of the Board:
Jeffrey W. Jones (Chair)
Bjorn R. L. Hanson
Kenneth J. Kay
Hope S. Taitz

April 2, 2025

Principal Accountant Fees and Services

The following is a summary of the fees billed to the Company by EY, the Company’s current independent registered public accounting firms for professional services rendered for the years ended December 31, 2024 and 2023:

	Year Ended
	December 31, 2024		December 31, 2023
Audit Fees	$1,453,750	(1)	$1,460,750	(2)
Tax Fees	485,385		47,500	(3)
All Other Fees	52,916		—
Total	$1,992,051		$1,508,250
(1)Includes fees totaling $125,000 paid by the Company’s Joint Venture partner pursuant to joint venture partnership agreement.
(2)Includes fees totaling $127,000 paid by the Company’s Joint Venture partner pursuant to joint venture partnership agreement.
(3)Tax Fees were primarily paid to a different third party tax consultant prior to the Company engaging EY to provide such services.

Audit Fees

“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the annual consolidated financial statements, review of the interim consolidated financial statements, review of registration statements, and the preparation of comfort letters and services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.

Tax Fees

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

All Other Fees

“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

Pre-Approval Policy

All fees for audit, tax and other services provided to us are reviewed and pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by EY in 2024 were compatible with the maintenance of EY's independence in the conduct of its auditing functions. All the fees paid to EY in 2023 and 2024 that are described above were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of our common stock and common units of limited partnership in the Operating Partnership (“OP Units”), as of March 5, 2025, for each stockholder and unitholder that is known by us to be the beneficial owner of more than five percent of our common stock or OP Units based upon filings made with the SEC by such stockholders and unitholders. OP Units may be redeemed for cash or, at our election, shares of common stock on a one-for-one basis.

Name of Beneficial Owner	Number of Shares of Common Stock and OP Units Beneficially Owned	Percentage of All Shares(1)	Percentage of All Shares and OP Units(2)
BlackRock, Inc.(3)	21,046,483	18.90%	16.92%
Bright Force Investment, LLC(4)	14,906,084	13.38%	11.98%
The Vanguard Group, Inc.(5)	14,691,296	13.19%	11.81%
H/2 Credit Manager(6)	8,909,500	8.00%	7.16%
State Street Corporation(7)	6,999,270	6.28%	5.63%
Prudential Financial, Inc. (8)	6,983,843	6.27%	5.61%
Jennison Associates, LLC (9)	6,704,189	6.02%	5.39%
JP Morgan Chase & Co. (10)	6,656,890	5.98%	5.35%

(1)Based on 111,381,527 shares of our common stock issued and outstanding as of March 5, 2025. The total number of shares of our common stock used in calculating each percentage shown includes all shares of our common stock that each beneficial owner has the right to acquire within 60 days of March 5, 2025 (pursuant to the exercise of stock options or upon the redemption of OP units), but such shares are not deemed to be outstanding for the purpose of computing the ownership percentage of any other beneficial owner.

(2)Based on 124,390,800 shares of our common stock and OP units issued and outstanding as of March 5, 2025. The total number of shares of our common stock and OP units outstanding used in calculating each percentage shown includes all shares and units that each person has the right to acquire within 60 days of March 5, 2025 (pursuant to the exercise of stock options or upon the redemption of OP units) are outstanding, but such shares and units are not deemed to be outstanding for the purpose of computing the ownership percentage of any other beneficial owner.

(3)Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”), with the SEC on January 19, 2024. BlackRock beneficially owns 21,046,483shares of common stock, with sole power to vote on 20,403,016 of such shares, shared power to vote on none of such shares, sole power to dispose of 21,046,483 of such shares, and shared power to dispose of none of such shares through itself and being the parent holding company or control person over each of the following subsidiaries: BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd. BlackRock has its principal business office at 50 Hudson Yards, New York, NY 10001.

(4)The number of shares of Common Stock, OP units and the information in this footnote is based in part on the Schedule 13D filed with the SEC on July 25, 2022 by Bright Force Investment, LLC (“Bright Force”). Bright Force has shared voting and dispositive power over 1,600,000 shares of Common Stock and 12,940,877 OP units. The shares of Common Stock and OP units are held directly by Bright Force, which is a wholly owned subsidiary of NewcrestImage Holdings, LLC (“NewcrestImage”). An additional 365,207 shares of common stock are held directly by Supreme Bright New Orleans II, LLC, an indirect wholly-owned subsidiary of Newcrest. Newcrest may be deemed to share the voting and dispositive power with respect to these shares. The address of Bright Force is 1785 State Highway 26, Suite 400, Grapevine, TX 76051.

(5)Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard Group”), with the SEC on February 13, 2024. The Vanguard Group beneficially owns 14,691,296 shares of common stock, with sole power to vote on none of such shares, shared power to vote 157,118 of such shares, sole power to dispose 14,431,611 of such shares, and shared power to dispose of 259,685 of such shares. The Vanguard Group has its principal business office at 100 Vanguard Boulevard, Malvern, PA 19355.

(6)Based solely on information contained in a Schedule 13G/A filed jointly by H/2 Credit Manager ("H/2") and H/2 Credit Manager GP LLC ("H/2 GP"), with the SEC on February 14, 2025. H/2 is the principal investment manager to a number of private funds. H/2 GP is the general partner of H/2. Together, H/2 and H/2 GP beneficially own 8,909,500 shares of common stock, with shared power to vote 8,909,500 of such shares, and shared power to dispose of 8,909,500 of such shares. H/2 has it principal business office at 680 Washington Boulevard, Seventh Floor, Stamford, CT 06901.

(7)Based solely on information contained in a Schedule 13G/A filed by State Street Corporation ("State Street"), with the SEC on January 30, 2024. State Street beneficially owns 6,999,270 shares of common stock, with sole     power to vote on none of such shares, shared power to vote 5,684,744 of such shares, sole power to dispose on none of such shares, and shared power to dispose of 6,989,070 of such shares, through itself and being the parent holding company or control person over each of the following subsidiaries: SSGA Funds Management, Inc., State Street Global Advisors Europe Limited, State Street Global Advisors Limited, State Street Global Advisors Trust Company, State Street Global Advisors, Australia, Limited, State Street Global Advisors (Japan) Co., Ltd. State Street has its principal business office at One Congress Street, Suite 1, Boston, MA 02111.

(8)Based solely on information contained in a Schedule 13G filed by Prudential Financial, Inc. (“Prudential”), with the SEC on February 13, 2025. The shares listed in the table are beneficially owned by the following subsidiaries of Prudential: Jennison Associates, LLC, PGIM, Inc., PGIM Quantitative Solutions LLC and PRUCO Securities, LLC. Prudential has sole power to vote 199,097 of such shares, shared power to vote 6,784,746 of such shares, sole power to dispose 199,097 of such shares, and shared power to dispose of 6,784,746 of such shares. Prudential has its principal business office at 751 Broad Street, Newark, NJ 07102-3777.

(9)Based solely on information contained in a Schedule 13G filed by Jennison Associates (“Jennison”), with the SEC on February 11, 2025. Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”). As a result of its role as investment advisor of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of the Company’s common stock held by such Managed Portfolios. Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of the equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the common stock held by the Managed Portfolios. Jennison does not file jointly with Prudential, as such, shares reported on Jennison's 13G may be included in the shares reported on the 13G filed by Prudential. Jennison has its principal business office at 466 Lexington Avenue, New York, NY 10017.

(10)Based solely on information contained in a Schedule 13G filed by JP Morgan Chase & Co. (“JP Morgan”), with the SEC on January 25, 2024. JP Morgan beneficially owns 6,656,890 shares of common stock, with sole power to vote 6,511,092 of such shares, shared power to vote none of such shares, sole power to dispose 6,636,880 of such shares, and shared power to dispose of none of such shares through itself and being the parent holding company or control person over each of the following subsidiaries: J.P. Morgan Trust Company of Delaware, J.P. Morgan Securities LLC, JPMorgan Chase Bank, National Association, JPMorgan Asset Management (UK) Limited, J.P. Morgan Investment Management Inc., J.P. Morgan Private Wealth Advisors, LLC. JP Morgan has its principal business office at 383 Madison Avenue, New York, NY 10179.

Security Ownership of Management (Executive Officers and Directors)

The following table sets forth the beneficial ownership of our common stock as of March 31, 2025, for each of our named executive officers, each of our directors and all our executive officers and directors as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of All Shares(2)
Jonathan P. Stanner(3)	1,723,075	1.54%
William H. Conkling(3)	653,549	*
Christopher R. Eng(3)	358,970	*
Paul Ruiz(3)	322,586	*
Mehulkumar B. Patel(4)	525,570	*
Thomas W. Storey	187,949	*
Bjorn R. L. Hanson	130,852	*
Jeffrey W. Jones	117,424	*
Kenneth J. Kay	117,424	*
Hope S. Taitz	99,341	*
Amina Belouizdad Porter	56,132	*
All directors and executive officers as a group (11 persons)	4,292,872	3.83%

*    Represents less than one percent of the outstanding shares of common stock.

(1)    Unless otherwise indicated in the following footnotes, each person has sole voting and investment power with respect to all the shares of common stock shown as beneficially owned by such person. The address of each named person is Summit Hotel Properties, Inc., 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738.
(2)    Based on shares of our common stock issued and outstanding as of March 31, 2025. The total number of shares of our common stock outstanding used in calculating this percentage assumes that all shares of our common stock that each person has the right to acquire within 60 days of March 31, 2025, (pursuant to the exercise of stock options or upon the redemption of common units) are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.
(3)    Includes unvested restricted shares of our common stock issued under our 2024 Plan.
(4)    Includes 479,295 shares of common stock held through a family company. Mr. Patel disclaims any beneficial ownership of said common stock, except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy

We have adopted a written policy for the review and approval of related person transactions requiring disclosure under Item 404(a) of Regulation S-K. This policy provides that the Nominating and Corporate Governance Committee is responsible for reviewing and approving or disapproving all related person transactions, meaning any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) our Company or one of our subsidiaries will be a participant and (iii) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing. The Nominating and Corporate Governance Committee may deem certain related person transactions to be pre-approved.

Related Person Transactions

There were no related person transactions in 2024.

OTHER INFORMATION

Discretionary Voting Authority

We do not anticipate that any matter other than the proposals set out in this proxy statement will be raised at the annual meeting. If any other matters are properly presented at the annual meeting, the persons named as proxies will have discretion to vote on those matters according to their discretion.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and any person who owns more than ten percent of our common stock, to file with the SEC initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to our equity securities. During 2024, all Section 16(a) reporting requirements applicable to our directors and executive officers were satisfied.
Stockholder Proposals and Director Nominations for the 2026 Annual Meeting of Stockholders

Requirements for Proposals to be Considered for Inclusion in Proxy Materials

Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2026 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in our proxy statement, stockholder proposals must be received no later than December 3, 2025, the date 120 calendar days before the first anniversary of the date of this proxy statement and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2026 annual meeting of stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2026 annual meeting of stockholders. Proposals should be mailed to our Secretary at the following address:

Summit Hotel Properties, Inc.
13215 Bee Cave Parkway, Suite B-300
Austin, Texas 78738
Attention: Secretary

Requirements for Proposals Not Intended for Inclusion in Proxy Materials; Director Nominations

Stockholders who wish to nominate persons for election to the Board at the 2026 annual meeting of stockholders or who wish to present a proposal at the 2026 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials we distribute for such meeting, must deliver written notice of the nomination or proposal to our Secretary no earlier than November 3, 2025 and no later than December 3, 2025 (provided, however, that if the 2026 annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of this year’s meeting, nominations and proposals must be received no earlier than the 150th day prior to the date of the 2026 annual meeting of stockholders and no later than the later of the 120th day prior to the date of the 2026 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2026 annual meeting of stockholders is first made). The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in our Bylaws. If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2026 annual meeting of stockholders. A stockholder’s written notice should be sent to our Secretary at the following address:

Summit Hotel Properties, Inc.
13215 Bee Cave Parkway, Suite B-300
Austin, Texas 78738
Attention: Secretary

Solicitation of Proxies for 2026 Annual Meeting of Stockholders

We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2026 annual meeting of stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at: www.sec.gov.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 25, 2026 (provided, however, that if the 2026 annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of this year’s meeting, notice must be received no later than the later of the 60th day prior to the date of the 2026 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2026 annual meeting of stockholders is first made).

Requests for Annual Report

A copy of our Annual Report, including the consolidated financial statements and the financial statement schedules, may be obtained at our website at www.shpreit.com. If you would like to receive a complimentary copy of our Annual Report, please submit a written request to:

Summit Hotel Properties, Inc.
13215 Bee Cave Parkway, Suite B-300
Austin, Texas 78738
Attention: Investor Relations

BY ORDER OF THE BOARD OF DIRECTORS

Christopher Eng
Executive Vice President, General Counsel,
Chief Risk Officer and Secretary
Austin, Texas
April 2, 2025

Reconciliation of Non-GAAP Financial Measures from GAAP
We disclose certain “non-GAAP financial measures,” which are measures of our historical financial performance. Non-GAAP financial measures are financial measures not prescribed by GAAP. These measures are as follows: (i) Funds From Operations (“FFO”) and Adjusted Funds from Operations ("AFFO"), (ii) EBITDA, Earnings before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre") and Adjusted EBITDAre (as described below). We caution investors that amounts presented in accordance with our definitions of non-GAAP financial measures may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP financial measures in the same manner. Our non-GAAP financial measures should be considered along with, but not as alternatives to, net income (loss) as a measure of our operating performance. Our non-GAAP financial measures may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, debt service obligations and other commitments and uncertainties. Although we believe that our non-GAAP financial measures can enhance the understanding of our financial condition and results of operations, these non-GAAP financial measures are not necessarily better indicators of any trend as compared to a comparable measure prescribed by GAAP such as net income (loss).

FFO and AFFO

As defined by Nareit, FFO represents net income or loss (computed in accordance with GAAP), excluding preferred dividends, gains (or losses) from sales of real property, impairment losses on real estate assets, items classified by GAAP as extraordinary, the cumulative effect of changes in accounting principles, plus depreciation and amortization related to real estate assets, and adjustments for unconsolidated partnerships, and joint ventures. AFFO represents FFO excluding amortization of deferred financing costs, franchise fees, equity-based compensation expense, transaction costs, debt transaction costs, premiums on redemption of preferred shares, losses from net casualties, non-cash interest income and non-cash income tax related adjustments to our deferred tax asset. Unless otherwise indicated, we present FFO and AFFO applicable to our common shares and common units. We present FFO and AFFO because we consider FFO and AFFO an important supplemental measure of our operational performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO and AFFO when reporting their results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and AFFO exclude depreciation and amortization related to real estate assets, gains and losses from real property dispositions and impairment losses on real estate assets, and certain transaction costs related to lodging property acquisition activities and debt, FFO and AFFO provide performance measures that, when compared year over year, reflect the effect to operations from trends in occupancy, guestroom rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. Our computation of FFO differs slightly from the computation of Nareit-defined FFO related to the reporting of depreciation and amortization expense on assets at our corporate offices, which is de minimus. Our computation of FFO may also differ from the methodology for calculating FFO used by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO and AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP), as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Where indicated in this Annual Report on Form 10-K, FFO is based on our computation of FFO and not the computation of Nareit-defined FFO unless otherwise noted.

The following is a reconciliation of our GAAP net income to FFO and AFFO for the years ended December 31, 2024, 2023 and 2022 (in thousands, except per common share/common unit amounts):

	2024	2023	2022
Net income (loss)	$38,891	$(28,116)	$1,217
Preferred dividends	(15,875)	(15,875)	(15,875)
Distributions to and accretion of redeemable non-controlling interests	(2,626)	(2,626)	(2,520)
Loss (income) related to non-controlling interests in consolidated joint ventures	8,499	14,824	(2,321)
Net income (loss) applicable to common shares and common units	28,889	(31,793)	(19,499)
Real estate-related depreciation	142,493	146,187	145,492
Loss on impairment and write-down of assets	6,723	16,661	10,420
(Gain) loss on disposal of assets and other dispositions, net	(28,912)	385	(20,315)
FFO adjustments related to non-controlling interests in consolidated joint ventures	(34,033)	(34,662)	(20,845)
FFO applicable to common shares and common units	115,160	96,778	95,253
Recoveries of credit losses	—	(1,230)	(1,100)
Amortization of deferred financing costs	6,582	5,910	5,708
Amortization of franchise fees	671	595	663
Amortization of intangible assets, net	2,786	3,642	3,643
Equity-based compensation (1)	8,132	7,742	8,446
Transaction costs	10	13	749
Debt transaction costs	647	461	1,528
Gain on extinguishment of debt	(3,000)	—	—
Non-cash interest income	(400)	(531)	(113)
Non-cash lease expense, net	464	481	505
Casualty losses, net	177	2,112	2,505
Deferred tax expense	762	84	—
Reversal of valuation allowance on deferred tax assets	(12,061)	—	—
AFFO adjustments related to non-controlling interests in consolidated joint ventures	(1,468)	(3,612)	(3,400)
Special allocation related to sale of joint venture asset(2)	—	—	(417)
Non-cash state taxes and other, net	744	447	—
AFFO applicable to common shares and Common Units	$119,206	$112,892	$113,970
FFO per common share/Common Unit	$0.93	$0.79	$0.79
AFFO per common share/Common Unit (3)	$0.96	$0.92	$0.94
Weighted average diluted common shares/Common Units:
FFO and AFFO (4)(5)	124,313	122,355	121,163

(1)      The total equity-based compensation expense for the year ended December 31, 2022 includes $1.3 million of incremental expense related to the modification of certain restricted stock awards as a result of the departure of our Chief Operating Officer and Executive Chairman.
(2)    During the year ended December 31, 2022, we earned a $0.4 million promote related to the sale by the GIC Joint Venture of the sale of a 169-guestroom Hilton Garden Inn San Francisco Airport North in San Francisco, CA for a gross selling price of $75.0 million. The sale of this property resulted in a net gain of $20.5 million to the GIC Joint Venture. Our promote is earned when the internal rate of return to GIC related to capital transactions exceeds a specified investment hurdle rate. We have adjusted this amount from our calculation of AFFO because it relates to the gain on the sale of the property and not on-going operations.
(3)      AFFO for the years ended December 31, 2024, 2023 and 2022 has not been adjusted for interest related to the Convertible Notes for purposes of calculating AFFO per common share/Common Unit because we intend to settle the principal portion of the Convertible Notes in cash and we did not include in the denominator of our calculation of AFFO per common share/Common Unit the potential dilutive effect of shares that would be issued if the principal portion of the Convertible Notes were converted into shares of our common stock.
(4)       Includes Common Units in the Operating Partnership held by limited partners (other than us and our subsidiaries) because the Common Units are redeemable for cash or, at our election, shares of our common stock.
(5)      The weighted average diluted common shares/common units used to calculate FFO and AFFO per common share/common unit for the years ended December 31, 2024, 2023 and 2022 includes the dilutive effect of our outstanding restricted stock awards. These shares were excluded from our weighted average shares outstanding used to calculate net loss per share because they would have been antidilutive. The weighted average common shares/common units used to calculate FFO and AFFO per common share/common unit for the year ended December 31, 2021 exclude the potential dilution related to our Convertible Notes as we intend to settle the principal value of the Convertible Notes in cash.

EBITDA, EBITDAre and Adjusted EBITDAre

EBITDA

EBITDA represents net income or loss, excluding: (i) interest, (ii) income tax expense and (iii) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results. Our management team also uses EBITDA as one measure in determining the value of acquisitions and dispositions.

EBITDAre and Adjusted EBITDAre

In September 2017, Nareit proposed a standardized performance measure, called EBITDAre, which is based on EBITDA and is expected to provide additional relevant information about REITs as real estate companies in support of growing interest among generalist investors. The conclusion was reached that, while dedicated REIT investors have long been accustomed to utilizing the industry’s supplemental measures such as FFO and net operating income to evaluate the investment quality of REITs as real estate companies, it would be helpful to generalist investors for REITs as real estate companies to also present EBITDAre as a more widely known and understood supplemental measure of performance. EBITDAre is intended to be a supplemental non-GAAP performance measure that is independent of a company’s capital structure and will provide a uniform basis for one measurement of the enterprise value of a company compared to other REITs.

EBITDAre, as defined by Nareit, is calculated as EBITDA, excluding: (i) loss and gains on disposition of property and (ii) asset impairments, if any. We believe EBITDAre is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional non-recurring or unusual items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results.

The following is a reconciliation of our GAAP net income to EBITDAre for the years ended December 31, 2024, 2023 and 2022 (in thousands):

	2024	2023	2022
Net income (loss)	$38,891	$(28,116)	$1,217
Depreciation and amortization	146,436	150,924	150,160
Interest expense	82,632	86,798	65,581
Interest income	(829)	(568)	(65)
Income tax (benefit) expense	(8,743)	2,798	3,611
EBITDA	258,387	211,836	220,504
Loss on impairment and write-down of assets	6,723	16,661	10,420
(Gain) loss on disposal of assets and other dispositions, net	(28,912)	385	(20,315)
EBITDAre	236,198	228,882	210,609
Recoveries of credit losses	—	(1,230)	(1,100)
Amortization of key money liabilities	(486)	(498)	(363)
Equity-based compensation(1)	8,132	7,742	8,446
Transaction costs	10	13	749
Debt transaction costs	647	461	1,528
Gain on extinguishment of debt	(3,000)	—	—
Non-cash interest income	(400)	(531)	(113)
Non-cash lease expense, net	464	481	505
Casualty losses, net	177	2,112	2,505
Loss (income) related to non-controlling interests in consolidated joint ventures	8,499	14,824	(2,321)
Adjustments related to non-controlling interests in consolidated joint ventures	(58,793)	(62,681)	(39,213)
Special allocation related to sale of joint venture asset(2)	—	—	(417)
Non-cash state taxes and other, net	744	447	—
Adjusted EBITDAre	$192,192	$190,022	$180,815

(1)      The total equity-based compensation expense for the years ended December 31, 2022 includes $1.3 million of incremental expense related to the modification of certain restricted stock awards as a result of the departure of our Chief Operating Officer.
(2)    During the year ended December 31, 2022, we earned a $0.4 million promote related to the sale by the GIC Joint Venture of the sale of a 169-guestroom Hilton Garden Inn San Francisco Airport North in San Francisco, CA for a gross selling price of $75.0 million. The sale of this property resulted in a net gain of $20.5 million to the GIC Joint Venture. Our promote is earned when the internal rate of return to GIC related to capital transactions exceeds a specified investment hurdle rate. We have adjusted this amount from our calculation of AFFO because it relates to the gain on the sale of the property and not on-going operations.

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The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Bjorn R. L. Hanson	☐	☐	☐
1b. Jeffrey W. Jones	☐	☐	☐
1c. Kenneth J. Kay	☐	☐	☐
1d. Mehulkumar B. Patel	☐	☐	☐
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1f. Jonathan P. Stanner	☐	☐	☐
1g. Thomas W. Storey	☐	☐	☐
1h. Hope S. Taitz	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratify the appointment of ERNST & YOUNG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2025.	☐	☐	☐
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0000661890_1 R1.0.0.2

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SUMMIT HOTEL PROPERTIES, INC.
Annual Meeting of Stockholders
May 21, 2025
8:00 AM EASTERN TIME

This proxy is solicited by the Board of Directors

The stockholder (the "Stockholder") of SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation (the "Company"), hereby appoints Jonathan P. Stanner and Christopher R. Eng, or either of them, as proxies, each with the power to appoint his substitute, to attend the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 8:00 AM, EASTERN TIME on May 21, 2025, at the Courtyard By Marriott Oceanside Fort Lauderdale Beach located at 440 Seabreeze Blvd, Fort Lauderdale, FL 33316, and at any adjournments or postponements thereof, to cast on behalf of the Stockholder all the votes that the Stockholder is entitled to cast at the Annual Meeting and to otherwise represent the Stockholder at the Annual Meeting. The Stockholder hereby acknowledges receipt of the Notice of the Annual Meeting and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

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0000661890_2 R1.0.0.2

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